Filed pursuant to Rule 424(b)(3)
                                                     Registration No. 333-101489

PROSPECTUS SUPPLEMENT
(To prospectus dated February 10, 2003)


                                  $305,000,000
                         SELECTIVE INSURANCE GROUP, INC.
                        Senior Convertible Notes due 2032
                                  Common Stock
                          ----------------------------

                  This document supplements the prospectus dated February 10, 2003 of Selective Insurance Group, Inc. relating to the resale by certain holders of notes who are named as selling securityholders of up to $305,000,000 aggregate principal amount at maturity of the notes and the shares of common stock issuable upon conversion of the notes.

                  You should read this prospectus supplement in conjunction with the prospectus dated February 10, 2003. This prospectus supplement is qualified by reference to the prospectus dated February 10, 2003, except to the extent that the information in this prospectus supplement supersedes the information contained in the February 10, 2003 prospectus.

                  The table of selling securityholders beginning on page 51 of the prospectus is hereby amended to add the entities named below as selling securityholders:


                                                  Principal Amount                    Number of       Number of
                                                      of Notes                        Shares of       Shares of
                                                    Beneficially    Percentage of    Common Stock    Common Stock    Percentage of
                    Name of                            Owned            Notes        Beneficially     That May Be     Common Stock
             Selling Securityholder               That May Be Sold   Outstanding        Owned            Sold         Outstanding
-----------------------------------------------  ------------------ --------------   -------------   -------------   --------------
Arbitex Master Fund                                  16,500,000         5.41%            N/A            214,141            *
Argent Low Lev Convertible Arbitrage Fund LLC           700,000           *              N/A              9,084            *
Grace Convertible Arbitrage Fund Ltd.                 5,000,000         1.64%            N/A             64,891            *
Lyxor Master Fund                                     2,000,000           *              N/A             25,956            *
Lyxor Master Fund Ref: Argent/LowLev CB c/o
Argent                                                1,000,000           *              N/A             12,978            *
Miller Tabak Roberts LLC                              1,500,000           *              N/A             19,467            *
Partners Group Alternative Strategies PCC, Ltd.         200,000           *              N/A              2,595            *
Xavex Convertible Arbitrage 2 Fund                      200,000           *              N/A              2,595            *
Zazove Convertible Arbitrage Fund LP                  7,000,000         2.30%            N/A             90,848            *
Zazove Hedged Convertible Fund LP                     2,500,000           *              N/A             32,445            *
Zazove Income Fund LP                                 1,000,000           *              N/A             12,978            *
Zurich Institutional Benchmarks Master Fund Ltd.      2,500,000           *              N/A             32,445            *
Zurich Institutional Benchmarks Master Fund c/o
Argent                                                  500,000           *              N/A              6,489            *


                  After giving effect to the addition of the foregoing selling security holders, the table of selling securityholders reads as follows:



                                                                 Selling Securityholders

                                                   Principal
                                                    Amount
                                                   of Notes                          Number of        Number of
                                                 Beneficially                        Shares of        Shares of
                                                     Owned        Percentage of     Common Stock    Common Stock      Percentage of
                   Name of                        That May Be         Notes         Beneficially     That May Be      Common Stock
          Selling Securityholder(1)                  Sold          Outstanding        Owned(2)       Sold(3)(4)      Outstanding(5)
-------------------------------------------    ----------------  ---------------   --------------  --------------   ----------------
  AKELA Capital Master Fund Ltd.                   11,000,000         3.61%             N/A            142,761             *
  Allstate Life Insurance                           2,000,000           *            13,200(6)          25,956             *
  Arbitex Master Fund                              16,500,000         5.41%             N/A            214,141             *
  Argent Classic Convertible Arbitrage Fund
  (Bermuda) Ltd.                                    2,000,000           *               N/A             25,956             *
  Argent Low Lev Convertible Arbitrage Fund
  LLC                                                 700,000           *               N/A              9,084             *
  Argent Low Lev Convertible Arbitrage Fund
  Ltd.                                              4,400,000         1.44%             N/A             57,104             *
  BGI Global Investors C/O Forest Investment
  Management L.L.C.                                   536,000           *               N/A              6,956             *
  BNP Paribus Equity Strategies, SNC               20,850,000         6.84%            26,003          270,597           1.02%
  Calamos Convertible Fund - Calamos
  Investment Trust                                 13,300,000         4.36%             N/A            172,611             *
  Calamos Convertible Growth & Income Fund -
  Calamos Investment Trust                         10,900,000         3.57%             N/A            141,463             *
  Calamos Convertible Portfolio - Calamos
  Advisor Trust                                       300,000           *               N/A              3,893             *
  CC Investments LOC                                  250,000           *               N/A              3,244             *
  Chrysler Corporation Master Retirement Trust      2,595,000           *               N/A             33,678             *
  Context Convertible Arbitrage Fund, LP              165,000           *               N/A              2,141             *
  Context Convertible Arbitrage Offshore, LP           85,000           *               N/A              1,103             *
  Cooper Neff Convertible Strategies (Cayman)
  Master Fund L.P.                                 11,189,000         3.67%             N/A            145,214             *
  Deephaven Domestic Convertible Trading Ltd.       3,250,000         1.07%             N/A             42,179             *
  Delta AIR Lines Master Trust
  (c/o Oaktree Capital Management, LLC)               655,000           *               N/A              8,500             *
  Delta Pilots D & S Trust (c/o Oaktree
  Capital Management, LLC)                            360,000           *               N/A              4,672             *
  Forest Fulcrum Fund L.L.P.                        1,383,000           *               N/A             17,948             *
  Forest Global Convertible Fund Series A-5         6,079,000         1.99%             N/A             78,895             *
  Forest Multi-Strategy Master/Fund SPC on
  Behalf of Series F, Multi-Strategy
  Segregated Portfolio                              2,000,000           *               N/A             25,956             *
  GDO Equity Arbitrage Master Fund                  1,000,000           *               N/A             12,978             *
  Grace Convertible Arbitrage Fund Ltd.             5,000,000         1.64%             N/A             64,891             *
  JMG Convertible Investments LP                    1,500,000           *               N/A             19,467             *



                                                   Principal
                                                    Amount
                                                   of Notes                          Number of        Number of
                                                 Beneficially                        Shares of        Shares of
                                                     Owned        Percentage of     Common Stock    Common Stock      Percentage of
                   Name of                        That May Be         Notes         Beneficially     That May Be      Common Stock
          Selling Securityholder(1)                  Sold          Outstanding        Owned(2)       Sold(3)(4)      Outstanding(5)
-------------------------------------------    ----------------  ---------------   --------------  --------------   ----------------
  KBC Financial Products USA Inc.                  11,560,000         3.79%             N/A            150,029             *
  LLT Limited                                         498,000           *               N/A              6,463             *
  Lyxor Master Fund                                 2,000,000           *               N/A             25,956             *
  Lyxor Master Fund C/O Forest Investment
  Management L.L.C.                                 2,295,000           *               N/A             29,785             *
  Lyxor Master Fund Ref: Argent/LowLev CB c/o
  Argent                                            1,000,000           *               N/A             12,978             *
  Marathon Global Convertible Master Fund Ltd.      5,000,000         1.64%             N/A             64,891             *
  McMahan Securities Co. L.P.                      12,250,000         4.02%             N/A            158,984             *
  Merrill Lynch, Pierce Fenner and Smith Inc.       2,910,000           *               N/A             37,766             *
  Microsoft Corporation                               935,000           *               N/A             12,134             *
  Miller Tabak Roberts LLC                          1,500,000           *               N/A             19,467             *
  MLQA Convertible Securities Arbitrage Ltd        15,000,000         4.92%             N/A            194,674             *
  Motion Picture Industry Health Plan-Active
  Member Fund                                         170,000           *               N/A              2,206             *
  Motion Picture Industry Health Plan-Retiree
  Member Fund                                         105,000           *               N/A              1,362             *
  OCM Convertible Trust                             1,725,000           *               N/A             22,387             *
  Partner Reinsurance Company, Ltd.                   540,000           *               N/A              7,008             *
  Partners Group Alternative Strategies PCC,
  Ltd.                                                200,000           *               N/A              2,595             *
  Qwest Occupational Health Trust                     200,000           *               N/A              2,595             *
  RBC Alternative Assets LP C/O Forest
  Investment Management L.L.C.                        510,000           *               N/A              6,618             *
  Relay II Holdings C/O Forest Investment
  Management L.L.C.                                   255,000           *               N/A              3,309             *
  Sphinx Convertible Abritrage C/O Forest
  Investment Management L.L.C.                        128,000           *               N/A              1,661             *
  State Employee's Retirement Fund of the
  State of Delaware                                   715,000           *               N/A              9,279             *
  Sturgen Limited                                   2,711,000           *               N/A             35,184             *
  Sunrise Partners Limited Partnership             14,250,000         4.67%             N/A            184,940             *
  SusQuehanna Capital Group                         5,000,000         1.64%             N/A             64,891             *
  Thrivent Financial for Lutherans                  1,000,000           *               N/A             12,978             *
  UFJ Investments Asia Limited                        250,000           *               N/A              3,244             *
  Victus Capital LP                                17,000,000         5.57%             N/A            220,631             *
  Wachovia Securities International LTD            32,000,000        10.49%             N/A            415,305           1.56%
  Xavex Convertible Arbitrage 2 Fund                  200,000           *               N/A              2,595             *
  Zazove Convertible Arbitrage Fund LP              7,000,000         2.30%             N/A             90,848             *
  Zazove Hedged Convertible Fund LP                 2,500,000           *               N/A             32,445             *
  Zazove Income Fund LP                             1,000,000           *               N/A             12,978             *
  Zurich Institutional Benchmarks Master Fund
  Ltd.                                                500,000           *               N/A              6,489             *
  Zurich Institutional Benchmarks Master Fund
  Ltd.                                              2,500,000           *               N/A             32,445             *


                                                   Principal
                                                    Amount
                                                   of Notes                          Number of        Number of
                                                 Beneficially                        Shares of        Shares of
                                                     Owned        Percentage of     Common Stock    Common Stock      Percentage of
                   Name of                        That May Be         Notes         Beneficially     That May Be      Common Stock
          Selling Securityholder(1)                  Sold          Outstanding        Owned(2)       Sold(3)(4)      Outstanding(5)
-------------------------------------------    ----------------  ---------------   --------------  --------------   ----------------
  Zurich Institutional Benchmarks Master Fund
  c/o Argent                                          500,000           *               N/A              6,489             *
  Zurich Master Hedge Fund C/O Forest
  Investment Management L.L.C.                        816,000           *               N/A             10,590             *
  Any other holder of notes or future
  transferee, pledgee, donee or successor of
  any holder                                       40,280,000        13.21%             N/A            522,765           1.96%
                                                 ------------       ------             ------        -----------        -----

  Total                                          $305,000,000       100.00%            39,203        3,958,382(7)       14.87%
                                                 ============       ======             ======        ===========        ======


----------
*  Less than 1%

     (1) Also includes any sale of the notes and the underlying common stock by pledgees, donees, transferees or other successors in interest that receive such securities by pledge, gift, distribution or other non-sale related transfer from the named selling securityholders. Information about other selling securityholders will be set forth in future prospectus supplements or in other documents that we file from time to time with the Securities and Exchange Commission that are incorporated by reference in the prospectus, if required. See "Where You Can Find More Information" in the prospectus.

     (2) Excludes common stock issuable upon conversion of the selling securityholder's notes.

     (3) Assumes conversion of all of the selling securityholder's notes at a conversion rate of 12.9783 per note and a cash payment in lieu of the issuance of any fractional share interest. However, this conversion rate is subject to adjustment as described under "Description of the Notes -- Conversion Rights" in the prospectus. As a result, the number of shares of common stock issuable upon conversion of the notes may increase or decrease in the future.

     (4) Reflects rounding down of fractional common stock issuable to each selling securityholder upon conversion of the notes.

     (5) Calculated based on Rule 13d-3 of the Securities Exchange Act of 1934 using 26,611,431 shares of common stock outstanding as of January 31, 2003. In calculating this amount, we did not treat as outstanding the common stock issuable upon conversion of notes.

     (6) Consists of 9,000 shares held by Allstate Insurance Company, 3,100 shares held by Allstate Retirement Plan and 1,100 shares held by Agents Pension Plan.

     (7) Column does not add up correctly because the fractional shares to which the holders would be entitled have been disregarded.

                  The above table sets forth information as of February 26, 2003, based on information supplied to us by the selling securityholders named in the table. The selling securityholders listed in the above table may have sold or transferred, in transactions exempt from the registration requirements of the Securities Act, some or all of their notes since the date on which the information was supplied to us and presented in the above table. Information about the selling securityholders may change over time. Any changed information supplied to us will be set forth in future prospectus supplements.

                          ----------------------------

                  Investing in the notes involves risks that are described in the "Risk Factors" section beginning on page 9 of the prospectus.

                          ----------------------------

                  Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus supplement. Any representation to the contrary is a criminal offense.

                          ----------------------------

          The date of this prospectus supplement is March 5, 2003.

PROSPECTUS
                             Dated February 10, 2003



                     [SELECTIVE INSURANCE GROUP, INC. LOGO]

                        Senior Convertible Notes due 2032
                                  Common Stock
                          ____________________________

                                  The Offering:

          This prospectus relates to $305,000,000 aggregate principal amount at maturity of Senior Convertible Notes due 2032 of Selective Insurance Group, Inc. The notes may be sold from time to time by or on behalf of the selling securityholders named in this prospectus or in supplements to this prospectus. This prospectus also relates to 3,958,382 shares of our common stock, par value $2.00 per share, issuable upon conversion of the notes held by certain selling securityholders, plus such additional indeterminate number of shares as may become issuable upon conversion of the notes by reason of adjustment to the conversion price in certain circumstances.

          The selling securityholders may sell all or a portion of the notes in market transactions, negotiated transactions or otherwise and at prices which will be determined by the prevailing market price for the notes or in negotiated transactions. The selling securityholders also may sell all or a portion of the shares of common stock from time to time on the Nasdaq, in negotiated transactions or otherwise, and at prices which will be determined by the prevailing market price for the shares or in negotiated transactions. The selling securityholders will receive all of the proceeds from the sale of the notes and the common stock. We will not receive any proceeds from the sale of notes or common stock by the selling securityholders.

          Interest on the notes at the rate of 1.6155% per year on the principal amount at maturity is payable semiannually in arrears in cash on March 24 and September 24 of each year, beginning March 24, 2003, until September 24, 2009. After that date, we will not pay cash interest on the notes prior to maturity unless contingent cash interest becomes payable. Instead, on September 24, 2032, the maturity date of the notes, a holder will receive $1,000 per note. The rate of accrual of original issue discount represents a yield to maturity of 4.25% per year, computed on a semiannual bond equivalent basis and calculated from September 24, 2009. The notes are senior unsecured obligations and rank equally with our existing and future senior unsecured indebtedness. In addition, the notes will effectively rank junior to any future secured indebtedness as to the assets securing such indebtedness and to all indebtedness and other obligations of our subsidiaries as to the assets of those subsidiaries. The notes are not listed on any securities exchange or included in any automated quotation system.

                          Convertibility of the Notes:

          Holders may convert each of their notes into 12.9783 shares of our common stock, subject to adjustment, (1) during any calendar quarter after December 31, 2002, if the sale price of our common stock reaches specified thresholds during the preceding calendar quarter, (2) during any period in which the credit rating of the notes is below a specified level, (3) if the notes are called for redemption, or (4) if specified corporate transactions have occurred. Upon conversion, we will have the right to deliver, in lieu of our common stock, cash or a combination of cash and common stock in an amount described herein. Our common stock currently trades on the Nasdaq under the symbol "SIGI." February 7, 2003, the last reported bid price of our common stock on Nasdaq was $21.95 per share.

                            Contingent Cash Interest:

          We will pay contingent cash interest to the holders of the notes during any six-month period commencing after September 24, 2009 if the average market price of a note for a five trading day measurement period preceding the applicable six-month period equals 120% or more of the sum of the issue price, accrued original issue discount and accrued cash interest, if any, for such note. The contingent cash interest payable per note in respect of any quarterly period within any six-month period will equal the greater of (1) any regular cash dividends paid by us per share on our common stock during that quarterly period multiplied by the then applicable conversion rate or (2) $0.15 multiplied by 12.9783. For United States federal income tax purposes, the notes will constitute contingent payment debt instruments. You should read the discussion on "Material United States Federal Income Tax Consequences" relevant to the notes beginning on page 44.

         Purchase of the Notes by Selective at the Option of the Holder:

          Holders may require us to purchase all or a portion of their notes on September 24, 2009 at a price of $380.12 per note plus accrued and unpaid cash interest, if any, on September 24, 2012 at a price of $431.23 per note plus accrued and unpaid cash interest, if any, on September 24, 2017 at a price of $532.15 per note plus accrued and unpaid cash interest, if any, on September 24, 2022 at a price of $656.68 per note plus accrued and unpaid cash interest, if any, and on September 24, 2027 at a price of $810.36 per note plus accrued and unpaid cash interest, if any. We may choose to pay the purchase price of such notes in cash or common stock or a combination of cash and common stock. In addition, if a change in control of Selective occurs on or prior to September 24, 2009, each holder may require us to purchase for cash all or a portion of such holder's notes at a price equal to the sum of the issue price plus accrued original issue discount and accrued and unpaid cash interest, if any, to the date of purchase.

                     Redemption of the Notes at Our Option:

          We may redeem for cash all or a portion of the notes for cash at any time on or after September 24, 2007, at the prices set forth in the "Description of Notes -- Redemption of Notes at Our Option."

                          ____________________________

          Investing in the notes involves risks, some of which are described in the "Risk Factors" section beginning on page 9 of this prospectus.

                          ____________________________

          Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

                          ____________________________

                The date of this prospectus is February 10, 2003.

                                TABLE OF CONTENTS

WHERE YOU CAN FIND MORE INFORMATION............................................i
INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE...............................ii
SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS.............................ii
SUMMARY........................................................................1
RISK FACTORS...................................................................9
CONSOLIDATED RATIO OF EARNINGS TO FIXED CHARGES...............................19
USE OF PROCEEDS...............................................................19
PRICE RANGE AND DIVIDEND HISTORY OF OUR COMMON STOCK..........................20
DESCRIPTION OF NOTES..........................................................21
DESCRIPTION OF OUR OTHER INDEBTEDNESS.........................................40
DESCRIPTION OF OUR CAPITAL STOCK..............................................41
MATERIAL UNITED STATES FEDERAL INCOME TAX CONSEQUENCES........................44
SELLING SECURITYHOLDERS.......................................................51
PLAN OF DISTRIBUTION..........................................................54
LEGAL MATTERS.................................................................56
EXPERTS.......................................................................56

___________________________

          You should rely only on the information contained or incorporated by reference in this prospectus. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus or any documents incorporated by reference is accurate only as of the date on the front cover of the applicable document. Our business, financial condition, results of operations and prospects may have changed since that date.

          This prospectus is based on information provided by us and by other sources that we believe are reliable. We cannot assure you that any information provided by other sources is accurate or complete. This prospectus summarizes certain documents and other information and we refer you to them for a more complete understanding of what we discuss in this prospectus. In making an investment decision, you must rely on your own examination of our company and the terms of this offering and the notes, including the merits and risks involved.

          We are not making any representation to any purchaser of the notes regarding the legality of an investment in the notes by such purchaser under any legal investment or similar laws or regulations. You should not consider any information in this prospectus to be legal, business or tax advice. You should consult your own attorney, business advisor and tax advisor for legal, business and tax advice regarding an investment in the notes.

          References in this prospectus to "Selective," "we," "us" and "our" refer to Selective Insurance Group, Inc., an insurance holding company incorporated in New Jersey, and its subsidiaries, unless the context otherwise requires.

                       WHERE YOU CAN FIND MORE INFORMATION

          We are subject to the information and reporting requirements of the Securities Exchange Act of 1934, as amended, under which we file annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission. You may read and copy this information at the following locations of the Securities and Exchange Commission:

Public Reference Room    North East Regional Office     Midwest Regional Office
450 Fifth Street, N.W.          233 Broadway            500 West Madison Street
      Room 1024           New York, New York 10279            Suite 1400
Washington, D.C. 20549                                  Chicago, Illinois 60661

          You may also obtain copies of this information by mail from the Public Reference Section of the Securities and Exchange Commission, 450 Fifth Street, N.W., Room 1024, Washington, DC 20549, at prescribed rates. Please call the Securities and Exchange Commission at (800) SEC-0330 for further information about the Public Reference Room.

          The Securities and Exchange Commission also maintains an internet website that contains reports, proxy statements and other information about issuers that file electronically with the Securities and Exchange Commission. The address of that site is www.sec.gov.

                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

          We are "incorporating by reference" into this prospectus certain information that we file with the Securities and Exchange Commission, which means that we are disclosing important information to you by referring you to those documents. The information incorporated by reference is deemed to be part of this prospectus, except for any information superseded by information contained directly in this prospectus. This prospectus incorporates by reference the documents set forth below that we have previously filed with the Securities and Exchange Commission. These documents contain important information about us and our finances.

Selective SEC Filings (File No. 000-08641)          Period
Annual Report on Form 10-K........................  Year Ended December 31, 2001
Quarterly Reports on Form 10-Q....................  Quarterly Periods Ended
                                                    March 31, 2002, June 30,
                                                    2002 and September 30, 2002
Current Report on Form 8-K .......................  Filed September 17, 2002

          All documents that we file with the Securities and Exchange Commission pursuant to Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act from the date of this prospectus to the end of the offering under this prospectus shall also be deemed to be incorporated herein by reference and will automatically update information included in or previously incorporated by reference in this prospectus.

          You may request a copy of these filings, at no cost, by writing or calling us at the following address or telephone number:

                               Corporate Secretary
                         Selective Insurance Group, Inc.
                                40 Wantage Avenue
                          Branchville, New Jersey 07890
                                 (973) 948-3000

          Exhibits to the filings will not be sent, however, unless those exhibits have specifically been incorporated by reference in that filing.

          Information contained on our website is not intended to be incorporated by reference in this prospectus and you should not consider that information a part of this prospectus.

                SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

          This prospectus and the information incorporated by reference contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These statements relate to our intentions, beliefs, projections, estimations or forecasts of future events or our future financial performance and involve known and unknown risks, uncertainties and other factors that may cause our or our industry's actual results, levels of activity, or performance to be materially different from those expressed or implied by the forward-looking statements. In some cases, you can identify forward-looking statements by use of words such as "may," "will," "could," "would," "should," "expect," "plan," "anticipate," "target," "project," "intend," "believe," "estimate," "predict," "potential," "pro forma," "seek," "likely" or "continue" or other comparable terminology. These statements are only predictions and we can give no assurance that such expectations will prove to be correct.

          Factors which could cause our actual results to differ materially from those projected, forecasted or estimated by us in forward-looking statements, include, but are not limited to:

          o the frequency and severity of catastrophic events, including hurricanes, windstorms, earthquakes, hail, severe winter weather, fires explosions and terrorism;

          o    adverse economic, market or regulatory conditions;

          o our concentration in a number of east coast and midwestern states;

          o    the adequacy of our loss reserves;

          o    the cost and availability of reinsurance;

          o our ability to collect on reinsurance and the solvency of our reinsurers;

          o uncertainties related to insurance rate increases and business retention;

          o changes in insurance regulations that impact our ability to write and/or cease writing insurance policies in one or more states particularly changes in New Jersey automobile insurance laws and regulations;

          o our ability to maintain favorable ratings from A.M. Best, Standard & Poor's and Moody's;

          o fluctuations in interest rates and the performance of the financial markets which may affect our investment income;

          o    our entry into new markets and businesses; and

          o other risks and uncertainties we identify in this prospectus and other documents incorporated by reference.

          We undertake no obligation, other than as may be required under the federal securities laws, to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. We do not assume responsibility for the accuracy and completeness of the forward-looking statements. All of the forward-looking statements are qualified in their entirety by reference to the factors discussed under "Risk Factors."

          We caution you that these risk factors may not be exhaustive. We operate in a continually changing business environment, and new risk factors emerge from time to time. We cannot predict such new risk factors, nor can we assess the impact, if any, of such new risk factors on our businesses or the extent to which any factor or combination of factors may cause actual results to differ materially from those expressed or implied by any forward-looking statements. In light of these risks, uncertainties and assumptions, the forward-looking events discussed in this prospectus might not occur.

          For these statements, we claim the protection of the safe harbor for forward-looking statements contained in Section 27A of the Securities Act.

          You should carefully read this prospectus and the documents incorporated by reference in their entirety. They contain information that you should consider when making your investment decision.

                                     SUMMARY

          The following summary is qualified in its entirety by the more detailed information included elsewhere or incorporated by reference in this prospectus. Because this is a summary, it may not contain all the information that may be important to you. You should read the entire prospectus, as well as the information incorporated by reference, before making an investment decision.

          We are a holding company that, through our subsidiaries, offers property and casualty insurance products and diversified insurance services products. Through our five property and casualty insurance subsidiaries, Selective Insurance Company of America, Selective Way Insurance Company, Selective Insurance Company of New York, Selective Insurance Company of the Southeast, and Selective Insurance Company of South Carolina, we offer primary and alternative market property and casualty insurance for commercial and personal risks.

          Our property and casualty insurance products are sold through approximately 800 independent insurance agents in 20 northeastern, southeastern and midwestern states. We offer a broad range of commercial insurance and alternative risk management products to small and medium sized businesses and government entities. Our commercial insurance products represent 80% of the company's insurance operations. We also provide personal insurance products to individuals and families in ten states, which represents 20% of our insurance operations.

          Our diversified insurance services operation offers medical claim management services to insurance companies and other businesses through Alta Services LLC, a managed care organization, and Consumer Health Network Plus, LLC, a preferred provider organization; human resources administration services and risk management products through Selective HR Solutions, Inc.; and flood insurance policy, administration and claims services for the National Flood Insurance Program, through FloodConnect, LLC.

          Our principal executive offices are located at 40 Wantage Avenue, Branchville, New Jersey 07890. Our telephone number at that address is (973) 948-3000. Our website address is www.selective.com. We do not intend the information on our website to constitute part of this prospectus.

Corporate Strategy

          Our corporate strategy is to create profitable growth and long-term shareholder value. Our goal is to establish ourselves as the market of choice for each of the independent agents who distribute our products and services. We intend to achieve this goal by focusing on our customers' needs and tailoring our products and services to meet and exceed those needs.

          We place a high value on the quality of the independent agents selling our products and services. The strength of our relationships with our agents is the foundation of our company's success. As insurance counselors, independent agents help their customers determine the coverages and services they need to protect their assets and help us analyze potential exposures to loss.

          Our agency management specialists work closely with agents in their offices. This on-site approach, supported by six regional offices and technology links to automated systems, enables a quick response to business opportunities. A parallel program puts claim management specialists in the field working with agents, insureds and claimants.

          Behind the risk management products and services we offer is a strong underwriting tradition and knowledge of our regional markets. The field and regional staffs are backed by customer-focused strategic business units that quickly develop and market products designed to meet customers' developing needs.

          Our long-standing service ethic is strengthened by the use of new technology tools. By using Internet technology to remove friction and redundant work from both the sales and service processes, we are significantly increasing both our effectiveness and efficiency. We have taken major steps toward creating a straight-through processing environment -- empowering agents and employees to do more customer-related and creative work.

                                                               The Notes
Notes....................................     $305,000,000 aggregate principal amount at maturity of senior convertible notes due September 24, 2032.  Each note was issued at a price of $380.12 per note and has a principal amount at maturity of
                                              $1,000.
Maturity Date............................     September 24, 2032.
Cash Interest............................     1.6155% per year on the principal amount at maturity, payable semiannually in arrears in cash on March 24 and September 24 of each year, beginning March 24, 2003, until September 24, 2009.
Contingent Cash Interest.................     We will pay contingent cash interest to holders of the notes during any six-month period from March 25 to September 24 and from September
                                              25 to March 24, commencing September 25, 2009, if the average market price of a note for the Applicable Five Trading Day Period equals 120%
                                              or more of the sum of the issue price, accrued original issue discount and accrued cash interest, if any, for a note to the day immediately preceding the relevant six-month period.  "Applicable Five Trading Day
                                              Period" means the five trading days ending on the third trading day immediately preceding the relevant six-month period, unless Selective declares a dividend for which the record date falls prior to the first day of a six-month period but the payment date falls within such six-month period, in which case the "Applicable Five Trading Day
                                              Period" means the five trading days ending on the third trading day immediately preceding such record date.

                                              The contingent cash interest payable per note in respect of any quarterly period within any six-month period will equal the greater of
                                              (a) any regular cash dividends per share paid by us on our common stock during that quarterly period multiplied by the then applicable conversion rate or (b) $0.15 multiplied by 12.9783.

                                              Contingent cash interest, if any, will accrue and be payable to holders of notes as of the record date for the related regular cash dividend or, if we do not pay a regular cash dividend on our common stock during a quarter within the relevant six-month period, to holders of notes as of the fifteenth day preceding the last day of the relevant six-month period.  Such payments will be paid on the payment date of the related regular cash dividend or, if we do not pay a regular cash dividend on our common stock during a quarter within the relevant six-month period, on the last day of the relevant six-month period.  Original issue discount will continue to accrue at the yield to maturity whether or not contingent cash interest is paid.
Yield-to-Maturity of Notes...............     4.25% per year, computed on a semiannual bond equivalent basis and calculated from September 24, 2002, excluding any contingent cash interest.
Original Issue Discount..................     We offered our notes at an issue price significantly below the principal amount at maturity of the notes.  As a result, the notes were issued with original issue discount, which for non-tax purposes will accrue daily at a rate of 4.25% per year beginning on September
                                              24, 2009, calculated on a semiannual bond equivalent basis using a
                                              360-day year comprised of

                                              twelve 30-day months.
Tax Original Issue Discount..............     The notes are debt instruments subject to the United States federal income tax contingent payment debt regulations.  You should be aware that, even if we do not pay any contingent cash interest on the notes, you will be required to include imputed interest in your gross income for United States federal income tax purposes.  For United States federal income tax purposes, interest, also referred to as tax original issue discount, accrues from September 24, 2002, at a constant rate of 6.60% per year, calculated on a semiannual bond equivalent basis, which represents the yield on our comparable non-contingent, nonconvertible, fixed-rate debt instrument with terms and conditions otherwise similar to the notes.  U.S. holders are required to include tax original issue discount (including the portion of the tax original issue discount represented by cash interest payments) in their gross income as it accrues regardless of their method of tax accounting.  The rate at which the tax original issue discount accrues for United States federal income tax purposes exceeds payments of cash interest and exceeds the stated yield of 4.25% for accrued original issue discount.

                                              You also will recognize gain or loss on the sale, purchase by us at your option, exchange, conversion or redemption of a note in an amount equal to the difference between the amount realized on the sale, purchase by us at your option, exchange, conversion or redemption, including the fair market value of any common stock received upon conversion or otherwise, and your adjusted tax basis in the note.  Any gain recognized by you on the sale, purchase by us at your option, exchange, conversion or redemption of a note generally will be ordinary interest income; any loss will be ordinary loss to the extent of the interest previously included in income, and thereafter, capital loss.  See "Material United States Federal Income Tax Consequences."

Conversion Rights........................     For each $1,000 principal amount of notes surrendered for conversion, if the conditions for conversion are satisfied, you will receive
                                              12.9783 shares of our common stock.

                                              In lieu of delivering shares of our common stock upon conversion of all or any portion of the notes, we may elect to pay holders surrendering notes cash or a combination of cash and shares of our common stock for the notes surrendered.  If we elect to pay holders cash for their notes, the payment will be based on the average sale price of our common stock for the five consecutive trading days immediately following either:

                                              o   the date of our notice of our election to deliver cash, which we must give within two business days after receiving a
                                                  conversion notice, unless we have earlier given notice of
                                                  redemption as described in this prospectus; or

                                              o   the conversion date, if we have given notice of redemption specifying that we intend to deliver cash upon conversion
                                                  thereafter.

                                              The conversion rate may be adjusted for certain reasons, but will not be adjusted for accrued original issue discount, accrued cash interest, any contingent cash interest or interest payable upon conversion to a semiannual coupon note upon the occurrence of a tax event.  Upon conversion, a holder will not receive any cash payment representing

                                              accrued original issue discount, accrued cash interest or contingent cash interest. Instead, accrued original issue discount, accrued cash interest or contingent cash interest will be deemed paid by the shares of common stock received by the holder on conversion.

                                              If, as of the last day of any calendar quarter beginning with the quarter ending December 31, 2002, the closing sale price of our common stock for at least 20 trading days in a period of 30 consecutive trading days ending on the last trading day of such quarter is more than a specified percentage (120% until and including, September 30, 2009, thereafter declining approximately 0.11% per quarter to 110% on the last day of the quarter ending June 30, 2032) of the accreted conversion price per share of common stock (excluding accrued cash interest, if any) on the last day of such quarter, then on any business day during the following calendar quarter holders may surrender notes for conversion into shares of common stock. The accreted conversion price per share as of any day will equal the sum of the issue price of the note plus the accrued original issue discount or accrued cash interest, if any, divided by the number of shares issuable upon conversion of a note subject to any adjustments to the conversion rate through that day.

                                              Holders may also surrender notes for conversion during any period in which the credit rating assigned to the notes is Ba2 or lower by Moody's
                                              Investors Service, Inc. ("Moody's") or BB or lower by Standard & Poor's
                                              Credit Market Services, a division of the McGraw-Hill Companies ("Standard
                                              & Poor's"), the notes are no longer rated by either Moody's or Standard &
                                              Poor's, or the credit rating assigned to the notes has been suspended or withdrawn by either Moody's or Standard & Poor's.

                                              Notes or portions of notes in integral multiples of $1,000 principal amount at maturity called for redemption may be surrendered for conversion until the close of business on the second business day prior to the redemption date. In addition, if we make a significant distribution to our stockholders or if we are a party to certain consolidations, mergers or binding share exchanges, notes may be surrendered for conversion, as provided in "Description of Notes -- Conversion Rights." The ability to surrender notes for conversion will expire at the close of business on
                                              September 23, 2032.


Optional Conversion to Semiannual
  Coupon Notes upon Tax Event............     From and after the occurrence of a tax event, as described in this prospectus, at our option, interest in lieu of future accrued original issue discount will accrue on each note from the option exercise date at 4.25% per year, calculated on a semiannual bond equivalent basis, on the restated
                                              principal amount and will be payable semiannually. Any such interest in lieu of original issue discount will be computed in the same manner and payable at the same time as the cash interest and will accrue from the most recent date to which cash interest, if payable, has been paid or provided for or, if no cash interest is payable or has been paid or provided for, the option exercise date. In such event, the redemption price, purchase price and change in control purchase price will be adjusted, as described herein. However, there will be no change in the holder's conversion rights. See "Description of Notes-- Optional
                                              Conversion to Semiannual Coupon Notes upon Tax Event."


Redemption of Notes at Our Option........     We may redeem for cash all or a portion of the notes at any time on or after September 24, 2007, at redemption prices set forth in this prospectus. See "Description of Notes-- Redemption of Notes at Our
                                              Option."

Purchase of the Notes by Selective at the
  Option of the Holder...................     Holders may require us to purchase all or a portion of their notes on each of the following dates at the following prices, plus accrued and unpaid cash interest, if any, to the purchase date:

                                                  o  on September 24, 2009 at a price of $380.12 per note;

                                                  o  on September 24, 2012 at a price of $431.23 per note;

                                                  o  on September 24, 2017 at a price of $532.15 per note;

                                                  o  on September 24, 2022 at a price of $656.68 per note; and

                                                  o  on September 24, 2027 at a price of $810.36 per note.

                                              We may pay the purchase price in cash or shares of our common stock or in a combination of cash and shares of our common stock. If we elect to pay the purchase price, in whole or in part, in shares of our common stock, the number of shares we deliver will be equal to the portion of the purchase price to be paid in common stock divided by the market price of a share of common stock. If we elect to pay all or part of the purchase price in shares of our common stock, we will notify holders not less than
                                              20 business days before the applicable purchase date, specifying the percentages of cash and common stock.

Change in Control........................     Upon a change in control of Selective on or before September 24, 2009, the holders may require us to purchase for cash all or a portion of their notes at a price equal to the sum of the issue price plus accrued original issue discount and accrued and unpaid cash interest, if any, to the date of purchase.

Ranking..................................     The notes are senior unsecured obligations of Selective and rank equal in right of payment to all of our other senior unsecured indebtedness. The notes will be effectively subordinated to any future secured indebtedness as to the assets securing such indebtedness.

                                              In addition, we are structured as a holding company, and we conduct most of our business operations through our subsidiaries. The notes will be effectively subordinated to all existing and future indebtedness and other liabilities and commitments of our subsidiaries.

                                              As of September 30, 2002, after giving effect to the offering of the notes and the application of the net proceeds, we would have had an aggregate of
                                              $269.9 million of senior unsecured indebtedness outstanding and no secured indebtedness outstanding. As of September 30, 2002, our subsidiaries had an aggregate of approximately $210.3 million of outstanding obligations, which consisted primarily of trade payables.

Use of Proceeds..........................     The selling securityholders will receive all of the net proceeds from the sale of the notes or the shares of common stock sold under this prospectus. We will not receive any of the proceeds from sales by the selling securityholders of the notes or the underlying common stock.

Guarantees...............................     None.

Sinking Fund.............................     None.

DTC Eligibility..........................     The notes were issued in fully registered book-entry form and are represented by one or more permanent global notes without coupons. Global notes have been deposited with a custodian for and registered in the name of a nominee of The Depository Trust Company in New York, New York.
                                              Beneficial interests in global notes are shown on, and transfers thereof are effected only through, records maintained by DTC and its direct and indirect participants, and your interest in any global note may not be exchanged for certificated notes, except in limited circumstances described herein. See "Description of Notes-- Book-Entry System."

Nasdaq symbol for our Common
   Stock.................................     Our common stock is quoted on the Nasdaq under the symbol "SIGI."

Risk Factors.............................     See "Risk Factors" beginning on page 9 of this prospectus and the other information in this prospectus for a discussion of factors you should consider carefully before deciding to invest in the notes.

          Summary Historical Consolidated Financial and Operating Data

          The following table sets forth our summary historical consolidated financial data. The statement of operations data, share data, and balance sheet data as of and for each of the years in the five-year period ended December 31, 2001 have been derived from our audited financial statements. The statements of operations data, share data and balance sheet data as of and for each of the nine-month periods ended September 30, 2002 and 2001 have been derived from our unaudited financial statements, which information reflects all adjustments consisting of normal recurring adjustments necessary for a fair presentation of our financial condition and results of operations for the relevant periods and, in the opinion of management, have been prepared on the same basis as our audited consolidated financial statements. Results for the nine months ended September 30, 2002 are not necessarily indicative of results of operations for the full fiscal year.


                                      Nine months
                                  ended September 30,                            Year ended December 31,
                                 -----------------------   -----------------------------------------------------------------
                                   2002          2001         2001         2000          1999          1998          1997
                                 ----------  -----------   ----------  -----------   -----------    -----------  -----------
Statement of Operations Data:
   Net premiums written......    817,171       711,569     $ 925,420    $ 843,604     $ 811,677      $ 748,873    $ 717,618
   Net premiums earned.......    730,784       651,530      883,048      821,265        799,065        722,992      676,268
   Net investment income
     earned..................     74,097        71,383       96,767       99,495         96,531         99,196      100,530
   Net realized gains
     (losses)................      1,219         5,233        6,816        4,191         29,377         (2,139)       6,021
   Diversified insurance
     services revenue(1)(2)..     60,873        52,493       69,626       57,527         29,764         14,100        8,236
   Total revenues............    869,847       782,701     1,059,020     986,217        957,879        837,329      794,183
   Underwriting loss.........    (30,479)      (43,291)     (60,638)     (65,122)       (54,147)       (24,986)      (3,022)
   Diversified insurance
     services net income
     (loss) from continuing
     operations(1)(2)........      3,266          (237)        (201)       3,605          3,473          1,440          495
   Operating income from
     continuing operations...     28,986        16,113       21,888       23,962         35,146         54,961       65,694
   (Loss) from discontinued
     operations (2)..........       (122)         (258)        (625)        (151)          (524)            --           --
   Net income................     29,657        19,257       25,693       26,535         53,717         53,570       69,608
   Ratio of earnings to
     fixed charges...........        3.8x          2.4x         2.4x         2.5x          6.4x           6.7x          9.2x
   Comprehensive income......     47,395        17,825       24,405       49,166         16,088         78,842      105,931

   Total assets..............  3,063,861     2,695,644   $2,702,319   $2,590,903     $2,507,545     $2,432,168    $2,306,191
   Notes payable and
     debentures..............    254,706       163,601      156,433      163,634         81,585         88,791       96,559
   Stockholders' equity......    639,326       586,781      591,160      577,797        569,964        607,583      565,316
   Statutory premiums to
     surplus ratio (3).......        2.0:1         1.8:1       1.8:1        1.7:1          1.6:1          1.5:1         1.5:1
   Statutory combined
     ratio(1)(4).............       103.3%        106.3%       106.7%       108.2%        105.7%          103.2%       100.1%
   Combined ratio (1)(4).....       104.2%        106.6%       106.9%       107.9%        106.8%          103.6%       100.3%
   Yield on investment,
     before-
     tax.....................         5.2%          5.4%         5.4%         5.8%          5.6%            5.7%         6.0%
   Debt to capitalization (5)         28.5%        21.8%        21.0%        22.1%         12.5%           13.2%        14.6%
   Return on average equity..          6.2%         3.6%         4.4%         4.6%          9.1%            9.1%        13.4%
Per share data:
   Net income:
   Basic.....................        1.18          0.78        $ 1.05      $ 1.07         $ 1.98         $ 1.88       $ 2.41
   Diluted...................        1.11          0.73          0.98        1.01           1.87           1.74         2.27
   Dividends to stockholders.        0.45          0.45          0.60        0.60           0.59           0.56         0.56
   Stockholders' equity......       24.20         23.04         23.15       22.92          21.46          21.30        19.32

                                                   (footnotes on following page)

____________

(1) Flood business is included in statutory underwriting results in accordance with prescribed statutory accounting practices. On a GAAP basis only, flood servicing revenue and expense has been reclassified from underwriting results to Diversified Insurance Services. Prior years have been restated to reflect this reclassification as well as the exclusion of results from discontinued operations.

(2) In December 2001, our management adopted a plan to divest Selective of its 100% ownership interest in PDA Software Services, Inc. (PDA). PDA was purchased in 1998 as part of our newly forming Diversified Insurance Services segment under which its results have historically been reported in accordance with FAS 131, "Disclosures about Segments of an Enterprise and Related Information."

(3) Regulatory and rating agencies use the statutory premiums to surplus ratio as a measure of solvency, viewing an increase in the ratio as a possible increase in solvency risk. Management and analysts also view this ratio as a measure of the effective use of capital since, as the ratio increases, revenue per dollar of invested capital increases, indicating the possible opportunity for an increased return.

(4) Changes in both the GAAP and statutory combined ratios are viewed by management and analysts as indicative of changes in the profitability of underwriting operations. A ratio over 100% is indicative of an underwriting loss, and a ratio below 100% is indicative of an underwriting profit.

(5) The debt to capitalization ratio for the nine months ended September 30, 2002 does not include the exercise of the overallotment option. A pro forma debt to capitalization ratio at September 30, 2002, which includes the exercise of the overallotment on October 16, 2002 in the amount of $15.2 million and the paydown of our 7.84% private placement note on November 15, 2002 in the amount of $7.1 million, is 29.1%.

                                  RISK FACTORS

          You should carefully consider the following risks, as well as the other information contained in this prospectus, before investing in the notes. If any of the following risks actually occur, our business could be harmed. You should refer to the other information set forth in this prospectus and our consolidated financial statements and the related notes incorporated by reference herein.

                          Risks Related to the Offering

Your right to receive payments on these notes will be effectively subordinated to the rights of any future secured creditors. The notes, in certain other circumstances, may effectively be subordinated to any existing and future liabilities of us or our subsidiaries.

          The notes represent unsecured obligations of Selective. Accordingly, holders of any future secured indebtedness will have claims that are superior to your claims as holders of the notes to the extent of the value of the assets securing that other indebtedness. In the event of any distribution or payment of our assets in any foreclosure, dissolution, winding-up, liquidation, reorganization, or other bankruptcy proceeding, holders of secured indebtedness will have superior claim to those of our assets that constitute their collateral. In any of the foregoing events, we cannot assure you that there will be sufficient assets to pay amounts due on the notes. Holders of the notes will participate ratably with all holders of our unsecured indebtedness that ranks equally in right of payment with the notes, and potentially with all of our other general creditors, based upon the respective amounts owed to each holder or creditor, in our remaining assets. As a result, holders of notes may receive less, ratably, than holders of secured indebtedness.

          In addition, we are a holding company and conduct substantially all our operations through our subsidiaries. As a result, holders of the notes will be effectively subordinated to the debt and other liabilities of our subsidiaries. Therefore, in the event of the insolvency or liquidation of a subsidiary, following payment by such subsidiary of its liabilities, such subsidiary may not have sufficient remaining assets to make payments to us as a shareholder or otherwise. In the event of a default by a subsidiary under any credit arrangement or other indebtedness, its creditors could accelerate such debt, prior to such subsidiary distributing amounts to us that we could have used to make payments on the notes. In addition, if we caused a subsidiary to pay a dividend to us to make payment on the notes, and such dividend were determined to be a fraudulent transfer, holders of the notes would be required to return the payment to the subsidiary's creditors.

          We and our subsidiaries will be able to incur substantial additional indebtedness in the future, which may be senior to the notes. The terms of the notes do not impose any limitation on our or our subsidiaries' ability to issue or incur such additional debt.

          Furthermore, if we fail to deliver our common stock upon conversion of a note and thereafter become the subject of bankruptcy proceedings, a holder's claim for damages arising from our failure could be subordinated to all of our existing and future obligations.

We are a holding company, and we may not have access to the cash that is needed to make payment on the notes.

          Although substantially all of our operations are conducted through our subsidiaries, none of our subsidiaries is obligated to make funds available to us for payment on the notes. Accordingly, our ability to make payments on the notes and pay dividends on the common stock that may be issued upon a conversion of the notes is dependent on the earnings and the distribution of funds from our subsidiaries. Restrictions on our subsidiaries' ability to pay dividends or to make other cash payments to us may materially affect our ability to pay principal and interest on our indebtedness and dividends on the common stock we may issue upon a conversion of the notes.

          Our subsidiaries are permitted under the terms of our indebtedness to incur additional indebtedness that may restrict or prohibit the making of distributions, the payment of dividends or the making of loans by our subsidiaries to us. We cannot assure you that the agreements governing the current and future indebtedness of our subsidiaries will permit our subsidiaries to provide us with sufficient dividends, distributions or loans to fund payments on these notes when due.

          The insurance subsidiaries may declare and pay dividends to us only if they are permitted to do so under the insurance regulations of their respective domiciliary state. All of the states in which our insurance subsidiaries are domiciled regulate the payment of dividends. Some states, including New Jersey, North Carolina and South Carolina, require that we give notice to the relevant state insurance commissioner prior to our insurance subsidiaries declaring any dividends and distributions payable to us. During the notice period, the state insurance commissioner may disallow all or part of the proposed dividend if it determines that the insurer's surplus as regards policyholders is not reasonable in relation to the insurer's liabilities and adequate to its financial needs, or in the case of New Jersey, if the regulatory authority determines that the insurer is otherwise in a hazardous financial condition. The aggregate amount of dividends calculated in accordance with state regulations that may be paid in 2002 from all of our insurance subsidiaries with prior regulatory approval is anticipated to be approximately $49.0 million, of which $23.9 million has been approved and paid as of December 31, 2002.

          Notwithstanding the foregoing, if insurance regulators otherwise determine that payment of a dividend or any other payment to an affiliate would be detrimental to an insurance subsidiary's policyholders or creditors, because of the financial condition of the insurance subsidiary or otherwise, the regulators may block dividends or other payments to affiliates that would otherwise be permitted without prior approval.

          The insurance subsidiaries' sources of funds consist primarily of premiums and contract fees, investment income and proceeds from sales and redemption of investments. Such funds are applied primarily to payment of claims, insurance operating expenses, income taxes and the purchase of investments, as well as dividends and other payments.

We may not be able to pay cash dividends in the future.

          For the quarters ending March 31, 2002, June 30, 2002 and September 30, 2002 and each of the four quarters for the fiscal years ending December 31, 2000 and December 31, 2001 we have paid a $0.15 per share cash dividend. Any future cash dividends will depend upon our results of operations, financial conditions, cash requirements, the availability of a surplus and other factors, including the ability of our subsidiaries to make distributions to us, which ability is restricted in the manner described above.

We may not have the ability to purchase notes at the option of the holders or upon a change in control or to raise the funds necessary to finance the purchases.

          On September 24, 2009, 2012, 2017, 2022 and 2027, holders of the notes may require us to purchase their notes. However, it is possible that we would not have sufficient funds at that time to make the required purchase of notes. We may be required to pay all or a portion of the purchase price in shares of our common stock, subject to satisfying the conditions in the indenture for making such payments. If we were unable to satisfy the conditions in the indenture to use shares of our common stock to pay the purchase price, we could be in default of our obligations on the notes. In addition, if a holder requires us to purchase all or a portion of its notes and we elect to deliver shares of our common stock, and we then become the subject of bankruptcy proceedings, a holder may not be able to rescind its notice obligating us to purchase all or a portion of its notes, and a holder's claim may be subordinated to all of our existing and future obligations.

          In addition, upon the occurrence of certain specific kinds of change in control events occurring on or before September 24, 2009, holders may require us to purchase for cash all or any portion of their notes. However, it is possible that, upon a change in control, we may not have sufficient funds at that time to make the required purchase of notes, and we may be unable to raise the funds necessary.

          As described above, we are a holding company and our cash flow depends on distributions to us from our subsidiaries, which are restricted in the manner described above. Accordingly, our ability to purchase the notes at the option of the holder upon a change in control event will depend in part on the ability of our subsidiaries to make distributions to us.

          In addition, the terms of any future indebtedness we incur may also restrict our ability to purchase notes upon a change in control or if we are otherwise required to purchase notes at the option of the holder. If such indebtedness contained such a restriction, we would have to seek the consent of the lenders or repay those borrowings. If we were unable to obtain the necessary consent or unable to repay those borrowings, we would be unable to purchase the notes and, as a result, would be in default under the notes.

You should consider the United States federal income tax consequences of owning the notes.

          The notes will be characterized as indebtedness for United States federal income tax purposes. Accordingly, you will be required to include interest with respect to the notes in your income. The notes will constitute contingent payment debt instruments. Consequently, the notes will be treated as issued with original issue discount for United States federal income tax purposes, and you will be required to include such original issue discount in your income as it accrues for United States federal income tax purposes in advance of receipt of any payment on the notes to which the income is attributable.

          The amount of tax original issue discount required to be included by you for each year will be in excess of the stated yield to maturity of the notes. You will recognize gain or loss on the sale, purchase by us at your option, exchange, conversion or redemption of a note in an amount equal to the difference between the amount realized on the sale, purchase by us at your option, exchange, conversion or redemption, including the fair market value of any of our common stock received upon conversion or otherwise, and your adjusted tax basis in the notes. Any gain recognized by you on the sale, purchase by us at your option, exchange, conversion or redemption of a note generally will be ordinary interest income; any loss will be ordinary loss to the extent of the interest previously included in income, and thereafter, capital loss.

          To understand how this may affect you, you should seek advice from your own tax advisor prior to purchasing these notes. See "Material United States Federal Income Tax Consequences" for a more detailed discussion of the United States federal income tax consequences to the holders of the notes of the purchase, ownership and disposition of the notes.

An active trading market for the notes may not develop.

          The notes comprise a new issue of securities for which there is currently no public market. The notes will not be listed on any securities exchange or included in any automated quotation system. We do not know whether an active trading market will develop for the notes. If the notes are traded after their initial issuance, they may trade at a discount from their initial offering price depending on prevailing interest rates, the market for similar securities, the price of our common stock, its and our performance and other factors. We do not intend to apply for listing of the notes on any securities exchange or other stock market.

                          Risks Related to Our Business

Catastrophic events can have a significant impact on our financial and operational condition.

          Results of property insurers are subject to weather and other conditions prevailing in an accident year. While one year may be relatively free of major weather or other disasters, another year may have numerous such events causing results for such a year to be materially worse than for other years.

          Our insurance subsidiaries have experienced, and are expected in the future to experience, catastrophe losses. It is possible that a catastrophic event or a series of multiple catastrophic events could have a material adverse effect on the operating results and financial condition of the insurance subsidiaries, thereby limiting the ability of the insurance subsidiaries to pay dividends.

          Various events can cause catastrophes, including hurricanes, windstorms, earthquakes, hail, terrorism, explosions, severe winter weather and fires. The frequency and severity of these catastrophes are inherently unpredictable. The extent of losses from a catastrophe is a function of both the total amount of insured exposures in the area affected by the event and the severity of the event. Although catastrophes can cause losses in a variety of property and casualty lines, most of the catastrophe-related claims of our insurance subsidiaries are related to homeowners' coverages.

          Our insurance subsidiaries seek to reduce their exposure to catastrophe losses through the purchase of catastrophe reinsurance. Nevertheless, reinsurance may prove inadequate if

          o    a major catastrophic loss exceeds the reinsurance limit, or

          o an insurance subsidiary pays a number of smaller catastrophic loss claims which, individually, fall below the subsidiary's retention level.

          In the past ten years the single largest catastrophe event generated claims of $14.1 million net of reinsurance. In that same period, total catastrophe losses in any one-year ranged from $2.1 million to $19.6 million net of reinsurance.

Our geographic concentration ties our performance to the economic and regulatory conditions and weather-related events in the east coast and midwestern states.

          Our property and casualty insurance business is concentrated geographically. Approximately 40% of our net premiums written are for insurance policies written in New Jersey. Other East Coast states, including Connecticut, Delaware, Georgia, Maryland, New York, North Carolina, Pennsylvania, Rhode Island, South Carolina, Virginia and several Midwestern states, including Illinois, Indiana, Iowa, Kentucky, Michigan, Minnesota, Missouri, Ohio and Wisconsin, account for substantially all of our other business. Consequently, unusually severe storms or other natural or man-made disasters which destroy property in the states in which we write insurance could adversely affect our operations. Our revenues and profitability are also subject to prevailing economic and regulatory conditions in those states in which we write insurance. Because our business is concentrated in a limited number of markets, we may be exposed to risks of adverse developments that are greater than the risks of having business in a greater number of markets.

We face significant competition from other regional and national insurance companies, agents and from self-insurance.

          We compete with regional and national insurance companies, including direct writers of insurance coverage. Many of these competitors are larger than we are and have greater financial, technical and operating resources. In addition, we face competition within each insurance agency which sells our insurance, because most of our agencies represent more than one insurance company.

          The property and casualty insurance industry is highly competitive on the basis of both price and service. If our competitors price their products more aggressively, our ability to grow or renew our business may be adversely impacted. There are many companies competing for the same insurance customers in the geographic areas in which we operate. The Internet may also emerge as a significant source of new competition, both from existing competitors using their brand name and resources to write business through this new distribution channel and from new competitors.

          We also face competition because of entities which self-insure, primarily in the commercial insurance market. Many of our customers and potential customers are examining the benefits and risks of self-insuring as an alternative to traditional insurance.

          A number of new, proposed or potential legislative or industry developments could further increase competition in the property and casualty insurance industry. These developments include:

          o the enactment of the Gramm-Leach-Bliley Act of 1999, which could result in increased competition from new entrants to the insurance market, including banks and other financial service companies;

          o programs in which state-sponsored entities provide property insurance in catastrophe-prone areas or other alternative market types of coverage; and

          o changing practices caused by the internet, which have led to greater competition in the insurance business and, in some cases, greater expectations for customer service.

          New competition from these developments could cause the supply or demand for insurance to change, which could adversely affect our results of operations and financial condition.

We are heavily regulated in the states in which we operate.

          We are subject to extensive supervision and regulation in the states in which we transact business. The primary purpose of supervision and regulation is to protect individual policyholders and not shareholders or other investors. Our business can be adversely affected by private passenger automobile insurance regulations and any other regulations affecting property and casualty insurance companies. For example, laws and regulations can reduce or set rates at levels which we do not believe are adequate for the risks we insure. Other laws and regulations can limit our ability to cancel or refuse to renew policies and require us to offer coverage to all consumers. Changes in laws and regulations, or their interpretations, pertaining to insurance, including workers' compensation, health care or managed care, and to preferred provider organizations and professional employer organizations, may also have an adverse effect on our business. Although the federal government does not directly regulate the insurance industry, federal initiatives, from time to time, can also impact the insurance industry.

          In addition, proposals intended to control the cost and availability of health care services have been debated in the U.S. Congress and state legislatures. Although we do not write health insurance, rules affecting healthcare services can affect workers' compensation, commercial and personal automobile, liability and other insurance which we do write. We cannot determine whether or in what form health care reform legislation may be adopted by the U.S. Congress or any state legislature. We also cannot determine the nature and effect, if any, that the adoption of health care legislation or regulations, or changing interpretations, at the federal or state level would have on us.

          Examples of regulatory risks include:

     Automobile Insurance Regulation

          In March 1999, we began to implement a state-mandated 15% rate reduction for all personal automobile policies in New Jersey. As a result of this roll-back, our annual premiums in this line have been reduced. The effect of this rollback continued through 2001 decreasing premium collected and adversely impacting profitability. In addition, the New Jersey Urban Enterprise Zone Program requires New Jersey auto insurers, including us, to write involuntary urban auto insurance proportionate to our voluntary market share. This business is and will most likely continue to be unprofitable.

          South Carolina law established a joint underwriting association for automobile insurance. We are required to be a member along with other automobile insurers in South Carolina. As a member of this association, we have to write automobile insurance for some involuntary risks, and we share in the profit or loss of the association. On March 1, 2003, the association will be replaced by an assigned risk plan. This plan will assign risks which are unable to obtain coverage voluntarily to insurers based on their market share. We are unable at this time to assess the impact of these changes on our results of operations.

     Workers' Compensation Insurance Regulation

          Because we voluntarily write workers' compensation insurance, we are required by state law to write involuntary coverage. Insurance companies that underwrite voluntary workers' compensation insurance can either write involuntary coverage assigned by state regulatory authorities or participate in a sharing arrangement. We currently write involuntary coverage assigned to us in a sharing arrangement. We currently write involuntary coverage assigned to us directly from the State of New Jersey, and this business is unprofitable.

     Homeowners Insurance Regulation

          New Jersey regulations prohibit us from canceling or non-renewing homeowners insurance policies for any arbitrary, capricious or unfairly discriminatory reason or without adequate notice to the insured. We are subject to regulatory provisions that are designed to address problems in the homeowners property insurance marketplace. These provisions regulate matters relating to the availability and affordability of such insurance and take two forms: voluntary and involuntary. Involuntary provisions, such as the New Jersey Fair Access to Insurance Requirements (FAIR), generally result in assessments to us. The New Jersey FAIR writes fire and extended coverage on homeowners for those individuals unable to secure insurance elsewhere. Insurance companies who voluntarily write homeowners insurance in New Jersey are assessed a portion of any deficit from the New Jersey FAIR based on their share of the voluntary market. Similar involuntary plans exist in most other states where we operate.

A change in our market share in New Jersey could adversely impact the results in our private passenger automobile business.

          New Jersey insurance regulations require New Jersey auto insurers to involuntarily write private passenger automobile insurance for individuals who are unable to obtain insurance in the voluntary market at the same premium rates that are applicable to policies which the insurers voluntarily write. The amount of involuntary insurance which an insurer must write in New Jersey depends on the insurer's market share in New Jersey -- the greater the market share the more involuntary coverage the insurer is required to write. The underwriting of involuntary personal automobile insurance in New Jersey is unprofitable.

          In 2001, insurance companies having an aggregate share of nearly 25% of the market for New Jersey private passenger automobile insurance publicly announced their intentions to either withdraw from New Jersey or to reduce their writing of private passenger automobile insurance in New Jersey. It is uncertain whether these insurance companies will actually follow through on their announced intentions. The impact of their actions, if any, is also uncertain. However, the withdrawal from New Jersey of insurance companies that write a significant amount of private passenger automobile insurance coverage or the reduction in their writing of that coverage could result in an increase in our market share in New Jersey if their insureds were to purchase private passenger automobile insurance from us. Our results of operations in this business could be materially adversely affected if we were required to write significantly more involuntary automobile insurance.

          The New Jersey Department of Banking and Insurance previously issued an order allowing State Farm Indemnity Company to non-renew a limited portion of its existing New Jersey voluntary private passenger automobile insurance. On September 13, 2002, the department issued an order that establishes a method to equitably distribute State Farm's insured vehicles among the remaining private passenger automobile insurers in the state. The implementation of this order would increase the number of private passenger vehicles we insure in New Jersey by approximately 3,300 vehicles.

The property and casualty insurance industry is cyclical.

          Historically, the results of the property and casualty insurance industry have been subject to significant fluctuations due to competition, economic conditions, interest rates and other factors. For example, in 2000 and 2001, commercial pricing increased, but had decreased for several years preceding 2000. Furthermore, the industry's profitability is affected by unpredictable developments, including:

          o    natural and man-made disasters;

          o fluctuations in interest rates and other changes in the investment environment that affect returns on our investments;

          o    inflationary pressures that affect the size of losses; and

          o    judicial decisions that affect insurers' liabilities.

          The demand for property and casualty insurance, particularly commercial lines, can also vary with the overall level of economic activity.

Our reserves may not be adequate to cover estimated losses and expenses.

          We are required to maintain loss reserves for our estimated liability for losses and loss expenses associated with reported and unreported claims for each accounting period. From time to time we have to increase reserves, and if our reserves are inadequate, we will be required to further increase reserves. An increase in reserves results in an increase in losses and a reduction in our net income and stockholders' equity for the period in which the deficiency in reserves is identified and could have a material adverse effect on our results of operations, liquidity and financial condition. Our reserve amounts are estimated based on what we expect the ultimate settlement and claim administration expenses to be. These estimates are based on facts and circumstances of which we are aware, predictions of future events, and trends in claims severity and frequency and other subjective factors. There is no method for precisely estimating our ultimate liability for settlement and claims.

          We regularly review our reserving techniques and our overall amount of reserves. We also review:

          o    information regarding each claim for losses;

          o    our loss history and the industry's loss history;

          o legislative enactments, judicial decisions and legal developments regarding damages;

          o    changes in political attitudes; and

          o    trends in general economic conditions, including inflation.

          We cannot be certain that the reserves we establish are adequate or will be adequate in the future.

Our ability to reduce our exposure to risks depends on the availability and cost of reinsurance.

          We transfer our exposure to some risks to others through reinsurance arrangements with other insurance and reinsurance companies. Under our reinsurance arrangements, another insurer assumes a specified portion of our losses and loss adjustment expenses in exchange for a specified portion of policy premiums. The availability, amount and cost of reinsurance depend on market conditions and may vary significantly. Any decrease in the amount of our reinsurance will increase our risk of loss. Furthermore, we face a credit risk with respect to reinsurance. When we obtain reinsurance, we are still liable for those transferred risks if the reinsurer cannot meet those obligations. Therefore, the inability of any of our reinsurers to meet its financial obligations could materially and adversely affect our operations.

          Reinsurers experienced significant losses related to the terrorist events of September 11, 2001. As a result, we may incur significantly higher reinsurance costs and more restrictive terms and conditions. Also, there may be reduced availability of reinsurance for some types of commercial exposures.

We depend on our investments to support our operations and to provide a significant portion of our revenues and earnings.

          We, like many other property and casualty insurance companies, depend on income from our investment portfolio for a significant portion of our revenues and earnings. Any significant decline in our investment income as a result of falling interest rates, decreased dividend payment rates or general market conditions would have an adverse effect on our results. Any significant decline in the market value of our investments would reduce our shareholders equity and our policyholders surplus which could impact our ability to write additional premiums. In addition our notes payable are subject to certain debt-to-capitalization restrictions which could also be impacted by a significant decline in investment values.

We depend on our independent insurance agents.

          We market and sell our insurance products through independent, non-exclusive insurance agencies and brokers. Agencies and brokers are not obligated to promote our insurance products, and they may also sell our competitors' insurance products. As a result, our business depends in part on the marketing and sales efforts of these agencies and brokers. As we diversify and expand our business geographically, we may need to expand our network of agencies and brokers to successfully market our products. If these agencies and brokers fail to market our products successfully, our business may be adversely impacted. Also, independent agents may decide to sell their businesses to banks, other insurance agencies, or other businesses. Agents with a Selective appointment may decide to buy other agents. Changes in ownership or agencies, or expansion of agencies through acquisition could adversely affect an agency's ability to control growth and profitability, thereby adversely affecting our business.

We may be adversely impacted by a change in our rating.

          Insurance companies are subject to financial strength ratings produced by external rating agencies. Higher ratings generally indicate financial stability and a strong ability to pay claims. Ratings are assigned by rating agencies to insurers based upon factors relevant to policyholders. Ratings are not recommendations to buy, hold or sell our common stock.

          The principal agencies that cover the property and casualty industry are A.M. Best Company, Standard & Poor's and Moody's. We believe our ability to write business is most influenced by our rating from A.M. Best. We are currently rated "A+" (Superior) by A.M. Best, which is their second highest of fifteen ratings. A rating below "A" from A.M. Best could materially adversely affect the business we write. We believe that ratings from Standard & Poor's or Moody's, although important, have less of an impact on our business. We are currently rated "A" by Standard & Poor's and "A2" by Moody's. An unfavorable change in either of these ratings could make it more expensive for us to access capital markets and would increase the interest rate charged to us under our current lines of credit. We cannot be sure that we will maintain our current lines of credit. We cannot be sure that we will maintain our current A.M. Best, Standard & Poor's or Moody's ratings.

We employ anti-takeover measures that may discourage potential acquirors of our company, which could adversely affect the value of our common stock.

          We own, directly or indirectly, all of the shares of stock of insurance subsidiaries domiciled in the states of New Jersey, New York, North Carolina and South Carolina. State insurance laws require prior approval by state insurance departments of any acquisition or control of a domestic insurance company or of any company which controls a domestic insurance company. Any purchase of 10% or more of our outstanding common stock would require prior action by all or some of the insurance commissioners of the above-referenced states.

          In addition, other factors may discourage, delay or prevent a change of control of Selective. These include, among others, provisions in our certificate of incorporation, as amended, relating to:

          o    supermajority voting and fair price to our business combinations;

          o    staggered terms for our directors;

          o supermajority voting requirements to amend the foregoing provisions;

          o    our stockholder rights plan;

          o guaranteed payments which must be made to our officers upon a change of control; and

          o the ability of our board of directors to issue "blank check" preferred stock.

          The New Jersey Shareholders Protection Act provides, among other things, that a New Jersey corporation, such as Selective, may not engage in business combinations specified in the statute with a shareholder having indirect or direct beneficial ownership of 10% or more of the voting power of our outstanding stock (an interested shareholder) for a period of five years following the date on which the shareholder became an interested shareholder, unless the business combination is approved by the board of directors of the corporation before the date the shareholder became an interested shareholder. These provisions also could have the effect of depriving shareholders of an opportunity to receive a premium over the prevailing market price if a hostile takeover were attempted and may adversely affect the value of our common stock.

We depend on key personnel.

          The success of our business is dependent, to a large extent, on our ability to attract and retain key employees, in particular our senior officers, key management, sales, information systems, underwriting, claims, managed care, professional employer organization, and corporate personnel. Competition to attract and retain key personnel is intense. While we have employment agreements with a number of key managers, in general, we do not have employment contracts or non-compete arrangements with our employees.

We face risks from technology-related failures.

          Increasingly, our businesses are dependent on computer and Internet-enabled technology. Our inability to anticipate or manage problems with technology associated with scalability, security, functionality or reliability could adversely impact our businesses.

We face risks in the professional employment organization business.

     Regulatory

          The operations of Selective HR Solutions are affected by numerous federal and state laws and regulations relating to employment matters, benefits plans and taxes. In performing services for its clients, Selective HR Solutions assumes some obligations of an employer under these laws and regulations. If these federal or state laws are ultimately applied in a manner unfavorable to Selective HR Solutions, it could have a material adverse effect on our operations and financial condition.

     Liability for worksite employee payroll

          In providing its services, Selective HR Solutions assumes the obligations to pay the salaries, wages and related benefit costs and payroll taxes of its clients' worksite employees. Clients are required to fund these obligations for us. If clients failed to fund these obligations, and if these obligations were to be significant, it could have a material adverse effect on our results of operations or financial condition.

     Liabilities for Client and Employee Actions

          Selective HR Solutions establishes, by contract, division of responsibility with the client for various personnel management matters, including compliance with and liability under various governmental regulations. Because of this relationship, however, Selective HR Solutions may be subject to liability for the clients' violations of laws and regulations. Although the agreements with clients generally obligate them to indemnify Selective HR Solutions for any liability attributable to the conduct of the clients, Selective HR Solutions may not be able to collect on the contractual indemnification claim. In addition, worksite employees may be deemed to be agents of Selective HR Solutions subjecting Selective HR Solutions to liability for the actions of those worksite employees which could have a material adverse effect on our results of operations or financial condition.

Class action litigation could affect our business practices and financial results.

          The insurance industry has been the target of class action litigation in the following areas:

          o    after-market crash parts;

          o    urban homeowner underwriting practices;

          o    health maintenance organization practices; and

          o    personal injury protection payments.

          It is possible that future class action litigation could adversely affect our insurance and diversified insurance services businesses.

Unionization of medical providers could impact our operations.

          Our subsidiary Consumer Health Network (CHN) builds medical provider networks and leases networks to insurers, medical management companies, third party administrators and other medical claim payors. The lessors receive medical fee discounts from network providers in exchange for patient volume commitments. If medical providers, such as physicians, decided to unionize, that might impair CHN's ability to maintain and grow networks, negotiate fee discount arrangements and lease networks to their customers. These events would have an adverse impact not only on CHN, but also on Alta Services, our managed care subsidiary, which leases CHN networks, and Selective as a whole because we rely, in part, on provider networks and discounts to manage our claim medical expenses.

                 Consolidated RATIO OF EARNINGS TO FIXED CHARGES

          Set forth below is information concerning our ratio of earnings to fixed charges on a consolidated basis for the periods indicated. This ratio shows the extent to which our business generates enough earnings after the payment of all expenses other than interest to make required interest payments on our debt.

          For the purpose of computing the ratios of earnings to fixed charges, "earnings" consist of income before tax and fixed charges. "Fixed charges" consist of interest expenses and amortization of expenses related to indebtedness and the portion of rental expense, which is considered to be representative of the interest factors in our leases.


                                                   Nine Months
                                                      Ended
                                                  September 30,                   Year Ended December 31,
                                                                         ------------------------------------------
                                                       2002              2001      2000     1999      1998     1997
                                                  -------------          ----      ----     ----      ----     ----
Ratio of earnings to fixed charges................     3.8x              2.4x      2.5x     6.4x      6.7x     9.2x


                                 USE OF PROCEEDS

          The selling securityholders will receive all of the net proceeds from the sale of the notes or the shares of common stock sold under this prospectus. We will not receive any of the proceeds from sales by the selling securityholders of the notes or the underlying common stock.

              PRICE RANGE AND DIVIDEND HISTORY OF OUR COMMON STOCK

          Our common stock is quoted on the Nasdaq National Market under the symbol "SIGI." On February 7, 2003, the last reported bid price of the common stock on Nasdaq was $21.95 per share. The following table sets forth for the periods indicated below the high and low bid information for our common stock as quoted on Nasdaq, and dividends paid, for each quarterly period during the fiscal years 2000, 2001 and 2002.

                                                                                                          Dividend
                                                                             High            Low            Paid
                                                                            -----           ------        ---------
Fiscal Year Ended December 31, 2000
     Quarter ended March 31.......................................          $17.31          $14.63           $0.15
     Quarter ended June 30........................................           20.38           16.63            0.15
     Quarter ended September 30...................................           19.38           17.19            0.15
     Quarter ended December 31....................................           25.88           15.25            0.15
Fiscal Year Ended December 31, 2001
     Quarter ended March 31.......................................          $26.94          $15.94           $0.15
     Quarter ended June 30........................................           28.21           22.25            0.15
     Quarter ended September 30...................................           27.90           20.08            0.15
     Quarter ended December 31....................................           26.10           20.50            0.15
Fiscal Year Ended December 31, 2002
     Quarter ended March 31.......................................          $27.74          $19.36           $0.15
     Quarter ended June 30........................................           31.48           25.66            0.15
     Quarter ended September 30...................................           28.07           20.45            0.15
     Quarter ended December 31....................................           25.69           20.09            0.15
Fiscal Year Ended December 31, 2003
     Quarter ended March 31 (through February 7)..................           26.48           21.93            -


          For each of the four quarters for the fiscal years ending December 31, 2000, December 31, 2001, and December 31, 2002 we have paid a $0.15 per share cash dividend. We expect to pay comparable dividends in the future. However, any future cash dividends will depend upon our results of operations, financial condition, cash requirements, the availability of a surplus and such other factors as our board of directors may deem relevant. See "Risk Factors."

                              DESCRIPTION OF NOTES

          We issued the notes under an indenture, dated as of September 24, 2002, between Selective Insurance Group, Inc., as issuer, and National City Bank, as trustee. The notes constitute senior debt securities under the indenture. The following summarizes the material provisions of the indenture and the notes and does not purport to be complete and is subject to, and qualified by reference to, all of the provisions of the indenture and the notes, which we urge you to read because they define your rights as a note holder. A copy of the indenture has been filed with the SEC as an exhibit to this registration statement. As used in this description of notes, the words "we," "us," "our" or "Selective" refer only to Selective Insurance Group, Inc. and do not include any current or future subsidiary of Selective Insurance Group, Inc.

General

          The notes are limited to $305,000,000 aggregate principal amount at maturity. The notes mature on September 24, 2032. The principal amount at maturity of each note will be $1,000. The notes will be payable at the principal corporate trust office of the paying agent, which initially will be an office or agency of the trustee, or an office or agency maintained by us for such purpose, in the Borough of Manhattan, The City of New York.

          The notes bear cash interest at the rate of 1.6155% per year on the principal amount at maturity from the issue date, or from the most recent date to which interest has been paid or provided for, until September 24, 2009. During such period, cash interest will be payable semiannually in arrears on March 24 and September 24 of each year, commencing on March 24, 2003, to holders of record at the close of business on the March 9 or September 9 immediately preceding such interest payment date. Each payment of cash interest on the notes will include interest accrued through the day before the applicable interest payment date (or purchase, redemption or, in certain circumstances, conversion date, as the case may be). Any payment required to be made on any day that is not a business day will be made on the next succeeding business day.

          The notes were offered at an issue price of $380.12 per note, a substantial discount from their $1,000 principal amount at maturity. Beginning September 24, 2009, for non-tax purposes the notes will accrue original issue discount while they remain outstanding at a rate of 4.25% per year. Original issue discount is the difference between the issue price and the principal amount (or stated redemption price for federal income tax purposes) at maturity of a note. The calculation of the accrual of original issue discount will be on a semiannual bond equivalent basis, using a 360-day year composed of twelve 30-day months.

          The notes are debt instruments subject to the contingent payment debt regulations. The notes were issued with original issue discount for United States federal income tax purposes. Even if we do not pay any contingent cash interest on the notes, holders will be required to include accrued tax original issue discount (including the portion of the tax original issue discount represented by cash interest payments) in their gross income for federal income tax purposes as it accrues from September 24, 2002. The rate at which the tax original issue discount will accrue will exceed the stated yield of 4.25% for accrued original issue discount. See "Material United States Federal Income Tax Consequences."

          Original issue discount or cash interest, as the case may be, will cease to accrue on a note upon its maturity, conversion, purchase by us at the option of a holder or redemption. We may not reissue a note that has matured or been converted, purchased by us at your option, redeemed or otherwise cancelled, except for registration of transfer, exchange or replacement of such note.

          Notes may be presented for conversion at the office of the conversion agent and for exchange or registration of transfer at the office of the registrar. The conversion agent and the registrar shall initially be the trustee. No service charge will be made for any registration of transfer or exchange of notes. However, we may require the holder to pay any tax, assessment or other governmental charge payable as a result of such transfer or exchange.

Ranking of the Notes

          The notes are senior unsecured obligations of Selective and rank equal in right of payment to all of our other senior unsecured indebtedness. The notes will be effectively subordinated to any future secured indebtedness to the extent of the assets securing such indebtedness. In addition, we are structured as a holding company, and we conduct most of our business operations through our subsidiaries. The notes will be effectively subordinated to all existing and future indebtedness and other liabilities and obligations of our subsidiaries, which are distinct legal entities having no obligation to pay any amounts pursuant to the notes or to make funds available therefor. In addition, since our subsidiaries are insurance companies, their ability to pay dividends to us is subject to regulatory limitations. See "Risk Factors -- Risks Related to the Offering -- We are a holding company, and we may not have access to the cash that is needed to make payment on the notes."

          As of September 30, 2002, after giving effect to the offering of the notes and the application of the net proceeds, we would have had an aggregate of $269.9 million of senior unsecured indebtedness outstanding and no secured indebtedness outstanding. As of September 30, 2002, our subsidiaries had an aggregate of approximately $210.3 million of outstanding obligations, which consisted primarily of trade payables.

Conversion Rights

          A holder may convert a note, in integral multiples of $1,000 principal amount at maturity, into common stock only if the conditions for conversion described below are satisfied. In addition, a holder may convert a note only until the close of business on the second business day prior to the redemption date if we call a note for redemption. A note for which a holder has delivered a purchase notice or a change in control purchase notice requiring us to purchase the note may be surrendered for conversion only if such notice is withdrawn in accordance with the indenture.

          For each $1,000 principal amount of notes surrendered for conversion, if the conditions for conversion are satisfied, a holder will receive 12.9783 shares of our common stock, subject to adjustment upon the occurrence of certain events described below. A holder of a note otherwise entitled to a fractional share will receive cash equal to the applicable portion of the then current sale price of our common stock on the trading day immediately preceding the conversion date. Upon a conversion, we will have the option to deliver cash or a combination of cash and shares of our common stock for the notes surrendered as described below. The ability to surrender notes for conversion will expire at the close of business on September 23, 2032.

          To convert a note into shares of common stock, a holder must:

          o complete and manually sign a conversion notice, a form of which is on the back of the note, and deliver the conversion notice to the conversion agent;

          o    surrender the note to the conversion agent;

          o if required by the conversion agent, furnish appropriate endorsements and transfer documents; and

          o    if required, pay all transfer or similar taxes.

          On conversion of a note, a holder will not receive any cash payment of interest representing accrued original issue discount or, except as described below, any accrued cash interest or contingent cash interest. Instead, accrued original issue discount or accrued cash interest or contingent cash interest will be deemed paid by the shares of common stock received by the holder on conversion. Delivery to the holder of the full number of shares of common stock into which the note is convertible, together with any cash payment of such holder's fractional shares, will thus be deemed:

          o to satisfy our obligation to pay the principal amount at maturity of the note;

          o to satisfy our obligation to pay accrued original issue discount or accrued cash interest attributable to the period from the issue date through the conversion date; and

          o to satisfy our obligation to pay accrued contingent interest, if any, attributable to the most recent accrual date.

          As a result, accrued original issue discount or accrued cash interest is deemed paid in full rather than cancelled, extinguished or forfeited. Notwithstanding the foregoing, accrued cash interest, if any, will be payable upon any conversion of notes at the option of the holder made concurrently with or after acceleration of the notes following an event of default described under "-- Events of Default and Acceleration" below. Holders of notes surrendered for conversion during the period from the close of business on any regular record date next preceding any interest payment date to the opening of business on such interest payment date will receive the semiannual interest payable on such notes on the corresponding interest payment date notwithstanding the conversion, and such notes upon surrender must be accompanied by funds equal to the amount of such payment, unless such notes have been called for redemption, in which case no such payment shall be required.

          If contingent cash interest is payable to holders of notes during any particular six-month period, and such notes are converted after the applicable accrual or record date therefor and prior to the next succeeding interest payment date, holders of such notes at the close of business on the accrual or record date will receive the contingent cash interest payable on such notes on the corresponding interest payment date notwithstanding the conversion. Such notes, upon surrender for conversion, must be accompanied by funds equal to the amount of contingent cash interest payable on the principal amount of notes so converted, unless such notes have been called for redemption, in which case no such payment shall be required.

          The conversion rate will not be adjusted for accrued original issue discount, accrued cash interest, any contingent cash interest or interest payable upon occurrence of a tax event. A certificate for the number of full shares of common stock into which any note is converted, together with any cash payment for fractional shares, will be delivered through the conversion agent as soon as practicable following the conversion date. For a discussion of the tax treatment of a holder receiving shares of our common stock upon surrendering notes for conversion, see "Material United States Federal Income Tax Consequences."

          In lieu of delivery of shares of our common stock upon notice of conversion of any notes (for all or any portion of the notes), we may elect to pay holders surrendering notes an amount in cash per note (or a portion of a note) based on the average sale price of our common stock for the five consecutive trading days immediately following either (a) the date of our notice of our election to deliver cash, which we must give within two business days after receiving a conversion notice, unless we have earlier given notice of redemption as described in this prospectus; or (b) the conversion date, if we have given notice of redemption specifying that we intend to deliver cash upon conversion thereafter, in either case multiplied by the conversion rate in effect on that date. We will inform the holders through the trustee no later than two business days following the conversion date of our election to deliver shares of our common stock or to pay cash in lieu of delivery of the shares, unless we have already informed holders of our election in connection with our optional redemption of the notes as described under "-- Redemption of Notes at Our Option." If we elect to deliver all of such payment in shares of our common stock, the shares will be delivered through the conversion agent no later than the fifth business day following the conversion date. If we elect to pay all or a portion of such payment in cash, the payment, including any delivery of our common stock, will be made to holders surrendering notes no later than the tenth business day following the applicable conversion date. If an event of default, as described under "-- Events of Default and Acceleration" below (other than a default in a cash payment upon conversion of the notes), has occurred and is continuing, we may not pay cash upon conversion of any notes or portion of a note (other than cash for fractional shares).

          We will adjust the conversion rate for:

               (1) dividends or distributions on our common stock payable in our common stock or other capital stock of Selective;

               (2) subdivisions, combinations or certain reclassifications of our common stock;

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

               (3) distributions to all holders of our common stock of certain rights to purchase shares of our common stock for a period expiring within 60 days of issuance of the notes at less than the then current sale price of our common stock at that time; and

               (4) distributions to the holders of our common stock of a portion of our assets (including shares of capital stock of, or similar equity interests in, a subsidiary or other business unit of ours) or debt securities issued by us or certain rights to purchase our securities (excluding cash dividends or other cash distributions from current or retained earnings other than extraordinary cash dividends). "Extraordinary cash dividends" means the amount of any cash dividend or distribution that, together with all other cash dividends paid during the preceding 12-month period, are on a per share basis in excess of the sum of (i) 5% of the sale price of the shares of our common stock on the day preceding the date of declaration of such dividend or distribution and (ii) the quotient of the amount of any contingent cash interest paid on a note during such 12-month period divided by the number of shares of common stock issuable upon conversion of a note at the conversion rate in effect on the payment date of such contingent cash interest.

          In the event that we elect to make a distribution to all holders of shares of our common stock pursuant to clause (3) or (4) of the preceding paragraph, which, in the case of clause (4), has a per share value equal to more than 10% of the sale price of our shares of common stock on the day preceding the declaration date for such distribution, we will be required to give notice to the holders of notes at least 20 days prior to the date for such distribution and, upon the giving of such notice, the notes may be surrendered for conversion at any time until the close of business on the business day prior to the date of distribution or until we announce that such distribution will not take place.

          In the event that we pay a dividend or make a distribution on shares of our common stock consisting of capital stock of, or similar equity interests in, a subsidiary or other business unit of ours, the conversion rate will be adjusted based on the market value of the securities so distributed relative to the market value of our common stock, in each case based on the average closing prices of those securities for the 10 trading days commencing on and including the fifth trading day after the date on which "ex-dividend trading" commences for such dividend or distribution on the principal United States securities exchange or market on which the securities are then listed or quoted.

          No adjustment to the conversion rate need be made if holders of the notes may participate in the transaction without conversion or in certain other cases.

          In addition, the indenture provides that upon conversion of the notes, the holders of such notes will receive, in addition to the shares of common stock issuable upon such conversion, the rights related to such common stock pursuant to our existing and any future shareholder rights plan, whether or not such rights have separated from the common stock at the time of such conversion. However, there shall not be any adjustment to the conversion privilege or conversion rate as a result of

          o    the issuance of the rights;

          o the distribution of separate certificates representing the rights;

          o the exercise or redemption of such rights in accordance with any rights agreement; or

          o    the termination or invalidation of the rights.

Notwithstanding the foregoing, if a holder of notes exercising the right of conversion attaching thereto after the distribution of rights pursuant to our shareholder rights plan is not entitled to receive the rights that would otherwise be attributable (but for the date of conversion) to the shares of common stock received upon such conversion, the conversion rate will be adjusted pursuant to clause (4) of the fourth preceding paragraph. If such an adjustment is made and such rights are later redeemed, invalidated or terminated, then a corresponding reversing adjustment will be made to the conversion rate on an equitable basis.

The indenture permits us to increase the conversion rate from time to time.

          Holders of the notes may, in certain circumstances, be deemed to have received a distribution subject to United States federal income tax as a dividend upon:

          o a taxable distribution to holders of common stock that results in an adjustment of the conversion rate on the notes;

          o    an increase in the conversion rate at our discretion; or

          o    failure to adjust the conversion rate in some instances.

          See "Material United States Federal Income Tax Consequences."

          If we are a party to a consolidation, merger or binding share exchange or a transfer of all or substantially all of our assets, the right to convert a note into common stock may be changed into a right to convert it into the kind and amount of securities, cash or other assets of Selective or another person which the holder would have received if the holder had converted the holder's note immediately prior to the transaction.

          The conversion agent will, on our behalf, determine if the notes are convertible and notify the trustee and us accordingly. If the conditions to the conversion of the notes have been satisfied, we will promptly notify the holders of the notes thereof and use our reasonable best efforts to post this information on our website or otherwise publicly disclose this information.

          Conversion Based on Common Stock Price. If, as of the last day of any calendar quarter beginning with the quarter ending December 31, 2002, the closing sale price of our common stock for at least 20 trading days in a period of 30 consecutive trading days ending on the last trading day of such calendar quarter is more than the following percentage of the accreted conversion price per share of common stock (excluding accrued cash interest, if any) on the last day of such quarter, then on any business day during the following calendar quarter holders may surrender notes for conversion into shares of common stock:
(a) 120% until and including September 30, 2009 and (b) declining approximately 0.11% per calendar quarter thereafter to 110% on the last day of the quarter ending June 30, 2032. Upon a conversion, we will have the right to deliver cash or a combination of cash and common stock, as described below.

          The accreted conversion price per share as of any day will equal the sum of the issue price of a note plus the accrued original issue discount or accrued cash interest, if any, divided by the number of shares of common stock issuable upon conversion of a note on that day, subject to any adjustments to the conversion rate through that day. The closing sale price of our common stock on any trading day means the closing per share sale price (or if no closing sale price is reported, the average of the bid and ask prices or, if more than one in either case, the average of the average bid and the average ask prices) on such date on the principal national securities exchange on which the common stock is listed or, if our common stock is not listed on a national securities exchange, as reported by the Nasdaq system or otherwise as provided in the indenture.

          The conversion trigger price per share of our common stock in respect of each of the first 28 fiscal quarters following issuance of the notes is $35.15. This conversion trigger price reflects the accreted conversion price per share of common stock (excluding accrued cash interest, if any) multiplied by 120%. Thereafter, the accreted conversion price per share of common stock increases each fiscal quarter by the accreted original issue discount for the quarter. The conversion trigger price per share for the fiscal quarter beginning July 1, 2032 is $83.94. The foregoing conversion trigger prices assume that no events have occurred that would require an adjustment to the conversion rate.

          Conversion Rights Based on Credit Ratings Downgrade. Holders may also surrender notes for conversion during any period in which the credit rating assigned to the notes is Ba2 or lower by Moody's or BB or lower by Standard & Poor's, the notes are no longer rated by either Moody's or Standard & Poor's, or the credit rating assigned to the notes has been suspended or withdrawn by either Moody's or Standard & Poor's. The notes will cease to be convertible pursuant to this paragraph during any period or periods in which all of the credit ratings are increased above such levels.

          Conversion Based on Redemption. A holder may surrender for conversion a note called for redemption at any time prior to the close of business on the second business day immediately preceding the redemption date, even if it is not otherwise convertible at such time. A note for which a holder has delivered a purchase notice or a change in control purchase notice, as described below, requiring us to purchase such note may be surrendered for conversion only if such notice is withdrawn in accordance with the indenture.

          A "business day" is any weekday that is not a day on which banking institutions in The City of New York are authorized or obligated to close. A "trading day" is any day on which the NYSE is open for trading or, if the applicable security is quoted on the Nasdaq, a day on which trades may be made on such market or, if the applicable security is not so listed, admitted for trading or quoted, any business day.

          Conversion upon Occurrence of Certain Corporate Transactions. If we are party to a consolidation, merger or binding share exchange or a transfer of all or substantially all of our assets, a note may be surrendered for conversion at any time from and after the date which is 15 days prior to the anticipated effective date of the transaction until the date that is 15 days after the actual effective date of such transaction, and at the effective date, the right to convert a note into common stock will be changed into a right to convert it into the kind and amount of securities, cash or other assets of Selective or another person which the holder would have received if the holder had converted the holder's notes immediately prior to the transaction. If such transaction also constitutes a change in control of Selective, the holder will be able to require us to purchase all or a portion of such holder's notes as described under "-- Change in Control Permits Purchase of Notes by Selective at the Option of the Holder."

          The notes will also be convertible upon the occurrence of certain distributions resulting in an adjustment to the conversion price as described above.

Contingent Cash Interest

          Subject to the accrual and record date provisions described below, we will pay contingent cash interest to the holders of the notes during any six-month period from March 25 to September 24 and from September 25 to March 24, commencing September 25, 2009, if the average market price of a note for the Applicable Five Trading Day Period equals 120% or more of the sum of the issue price, accrued original issue discount and accrued cash interest, if any, for a note to the day immediately preceding the first day of the applicable six-month period. "Applicable Five Trading Day Period" means the five trading days ending on the third trading day immediately preceding the first day of the relevant six-month period, unless Selective declares a dividend for which the record date falls prior to the first day of a six-month period but the payment date falls within such six-month period, in which case the "Applicable Five Trading Day Period" means the five trading days ending on the third trading day immediately preceding such record date.

          The amount of contingent cash interest payable per note in respect of any quarterly period within any such six-month period in which contingent interest is payable will equal the greater of (a) any regular cash dividends paid by us per share on our common stock during that quarterly period multiplied by the number of shares of our common stock deliverable upon exchange of a note or (b) $0.15 multiplied by 12.9783. For United States federal income tax purposes, the notes constitute contingent payment debt instruments.

          Contingent cash interest, if any, will accrue and be payable to holders of notes as of the record date for the related regular cash dividend or, if we do not pay a regular cash dividend on our common stock during a quarter within the relevant six-month period, to holders of notes as of the 15th day preceding the last day of the relevant six-month period. Such payments will be paid on the payment date of the related regular cash dividend or, if we do not pay a regular cash dividend on our common stock during a quarter within the relevant six-month period, on the last day of the relevant six-month period. Original issue discount will continue to accrue at the yield to maturity whether or not contingent cash interest is paid.

          Regular cash dividends mean quarterly or other periodic cash dividends on our common stock as declared by our board of directors as part of its cash dividend payment practices and that are not designated by it as extraordinary or special or other nonrecurring dividends.

          The market price of a note on any date of determination means the average of the secondary market bid quotations per note obtained by the bid solicitation agent for $10 million principal amount at maturity of notes at approximately 4:00 p.m., New York City time, on such determination date from three independent nationally recognized securities dealers we select, provided that if:

          o at least three such bids are not obtained by the bid solicitation agent; or

          o in our reasonable judgment, the bid quotations are not indicative of the secondary market value of the notes,

then the market price of the note will equal (a) the then applicable conversion rate of the notes multiplied by (b) the average sale price of our common stock on the five trading days ending on such determination date, appropriately adjusted.

          The bid solicitation agent is National City Bank, the trustee. We may change the bid solicitation agent, but the bid solicitation agent will not be our affiliate. The bid solicitation agent will solicit bids from securities dealers that are believed by us to be willing to bid for the notes.

          Upon determination that note holders will be entitled to receive contingent cash interest during a relevant six-month period, we will issue a press release and publish such information on our website or through such other public medium as we may use at that time.

          We may unilaterally increase the amount of contingent cash interest we may pay or pay interest or other amounts we are not obligated to pay, but we will have no obligation to do so.

Redemption of Notes at Our Option

          No sinking fund is provided for the notes. Prior to September 24, 2007, we cannot redeem the notes at our option. Beginning on September 24, 2007, we may redeem the notes for cash, as a whole at any time or from time to time in part. We will give not less than 30 days' or more than 60 days' notice of redemption by mail to holders of notes.

          If redeemed at our option, the notes will be redeemed at a price equal to the sum of the issue price, plus the call premium, if any, plus accrued original issue discount and accrued and unpaid cash interest, if any, on such notes to the applicable redemption date. The table below shows the redemption prices of a note on September 24, 2007, on each September 24 thereafter prior to maturity and at maturity on September 24, 2032. In addition, the redemption price of a note that is redeemed between the dates listed below would include an additional amount reflecting the additional accrued original issue discount or cash interest, if any, that has accrued on such note since the immediately preceding date in the table below.

                                                                  (2)                                        (4)
Redemption Date                               (1)           Accrued Original          (3)                Redemption
September 24:                           Note Issue Price     Issue Discount       Call Premium     Price (1) + (2) + (3)
---------------                         ----------------    ----------------      ------------     ---------------------
2007.............................            $380.12            $    --               $4.62              $384.74
2008.............................             380.12                 --                2.31               382.43
2009.............................             380.12                 --                  --               380.12
2010.............................             380.12               16.33                 --               396.45
2011.............................             380.12               33.36                 --               413.48
2012.............................             380.12               51.11                 --               431.23
2013.............................             380.12               69.64                 --               449.76
2014.............................             380.12               88.96                 --               469.08
2015.............................             380.12              109.10                 --               489.22

                                                                  (2)                                        (4)
Redemption Date                               (1)           Accrued Original          (3)                Redemption
September 24:                           Note Issue Price     Issue Discount       Call Premium     Price (1) + (2) + (3)
---------------                         ----------------    ----------------      ------------     ---------------------
2016.............................            $380.12             $130.12             $   --              $510.24
2017.............................             380.12              152.03                 --               532.15
2018.............................             380.12              174.89                 --               555.01
2019.............................             380.12              198.73                 --               578.85
2020.............................             380.12              223.59                 --               603.71
2021.............................             380.12              249.52                 --               629.64
2022.............................             380.12              276.56                 --               656.68
2023.............................             380.12              304.77                 --               684.89
2024.............................             380.12              334.19                 --               714.31
2025.............................             380.12              364.87                 --               744.99
2026.............................             380.12              396.87                 --               776.99
2027.............................             380.12              430.24                 --               810.36
2028.............................             380.12              465.05                 --               845.17
2029.............................             380.12              501.35                 --               881.47
2030.............................             380.12              539.21                 --               919.33
2031.............................             380.12              578.70                 --               958.82
At stated maturity...............             380.12              619.88                 --             1,000.00

          If we convert the notes to semiannual coupon notes following the occurrence of a tax event, the notes will be redeemable at the restated principal amount plus accrued and unpaid interest from the date of the conversion through the redemption date. However, in no event may the notes be redeemed prior to September 24, 2007. For more information on this optional conversion, see "Optional Conversion to Semiannual Coupon Notes upon Tax Event."

          If less than all of the outstanding notes are to be redeemed, the trustee will select the notes to be redeemed in principal amounts at maturity of $1,000 or integral multiples of $1,000. In this case, the trustee may select the notes by lot, pro rata or by any other method the trustee considers fair and appropriate. If a portion of a holder's notes is selected for partial redemption and the holder converts a portion of the notes, the converted portion will be deemed to be part of the portion of notes selected for redemption.

Purchase of Notes by Selective at the Option of the Holder

          On the purchase dates of September 24, 2009, September 24, 2012, September 24, 2017, September 24, 2022 and September 24, 2027, we may, at the option of the holder, be required to purchase, at the purchase price set forth below plus accrued and unpaid cash interest, if any, to the purchase date, all or a portion of such holder's outstanding notes for which a written purchase notice has been properly delivered by the holder and not withdrawn, subject to certain additional conditions. Holders may submit their written purchase notice to the paying agent at any time from the opening of business on the date that is 20 business days prior to such purchase date until the close of business on the business day immediately preceding such purchase date.

          The purchase price of a note will be:

          o    $380.12 per note on September 24, 2009;

          o    $431.23 per note on September 24, 2012;

          o    $532.15 per note on September 24, 2017;

          o    $656.68 per note on September 24, 2022; and

          o    $810.36 per note on September 24, 2027.

The above purchase prices reflect a price equal to the sum of the issue price and accrued original issue discount, if any, on such notes as of the applicable purchase date. We may, at our option, elect to pay the purchase price in cash or shares of our common stock, or any combination thereof, see "Certain United States Federal Income Tax Considerations -- United States Holders -- Sale, Exchange, Conversion or Redemption of Notes."

          If prior to a purchase date the notes have been converted to semiannual coupon notes following the occurrence of a tax event, the purchase price will be equal to the restated principal amount plus accrued and unpaid cash interest from the date of the conversion to the purchase date. For more information on this optional conversion, see "-- Optional Conversion to Semiannual Coupon Notes upon Tax Event."

          We will be required to give notice on a date not less than 20 business days prior to each purchase date to all holders at their addresses shown in the register of the registrar, and to beneficial owners as required by applicable law, stating among other things:

          o    the amount of the purchase price;

          o whether we will pay the purchase price of the notes in cash or common stock or any combination thereof, specifying the percentages of each;

          o if we elect to pay in common stock, the calculation of the market price of the common stock; and

          o the procedures that holders must follow to require us to purchase their notes.

          The purchase notice given by each holder electing to require us to purchase notes shall state:

          o the certificate numbers of the holder's notes to be delivered for purchase;

          o the portion of the principal amount at maturity of notes to be purchased, which must be $1,000 or an integral multiple of $1,000;

          o that the notes are to be purchased by us pursuant to the applicable provisions of the notes; and

          o in the event we elect, pursuant to the notice that we are required to give, to pay the purchase price in common stock, in whole or in part, but the purchase price is ultimately to be paid to the holder entirely in cash because any of the conditions to payment of the purchase price or portion of the purchase price in common stock is not satisfied prior to the close of business on the purchase date, as described below, whether the holder elects:

          o to withdraw the purchase notice as to some or all of the notes to which it relates; or

          o to receive cash in respect of the entire purchase price for all notes or portions of notes subject to such purchase notice.

          If the purchase price for the notes subject to the purchase notice is ultimately to be paid to a holder entirely in cash because we have not satisfied one or more of the conditions to payment of the purchase price in common stock prior to the close of business on the purchase date, a holder shall be deemed to have elected to receive cash in respect of the entire purchase price for all such notes unless such holder has properly notified us of its election to withdraw the purchase notice.

          Any purchase notice may be withdrawn by the holder by a written notice of withdrawal delivered to the paying agent prior to the close of business on the business day prior to the purchase date. The notice of withdrawal shall state:

          o    the principal amount at maturity being withdrawn;

          o    the certificate numbers of the notes being withdrawn; and

          o the principal amount at maturity, if any, of the notes that remain subject to the purchase notice.

          If we elect to pay the purchase price, in whole or in part, in shares of our common stock, the number of shares we deliver will be equal to the portion of the purchase price to be paid in common stock divided by the market price of a share of common stock. We will pay cash based on the market price for all fractional shares of common stock in the event we elect to deliver common stock in payment, in whole, or in part, of the purchase price. For a discussion of the tax treatment of a holder receiving cash, common stock or any combination thereof, see "Material United States Federal Income Tax Consequences."

          The market price of our common stock shall be an amount equal to the average of the sale prices of our common stock for the five-trading-day period ending on the third business day prior to the applicable purchase date, or, if such business day is not a trading day, then on the last trading day prior to such business day, appropriately adjusted to take into account any occurrence that would result in an adjustment of the conversion rate with respect to the common stock. See "-- Conversion Rights" for a description of the manner in which the sale price of our common stock is determined.

          Because the market price of our common stock is determined prior to the applicable purchase date, holders of notes bear the market risk with respect to the value of the common stock to be received from the date such market price is determined to such purchase date. We may pay the purchase price or any portion of the purchase price in common stock only if the information necessary to calculate the market price is published in a daily newspaper of national circulation.

          Upon determination of the actual number of shares of common stock in accordance with the foregoing provisions, we will promptly issue a press release and publish such information on our website or through such other public medium as we may use at that time.

          Our right to purchase notes, in whole or in part, with common stock is subject to our satisfying various conditions, including:

          o listing the common stock on the principal United States securities exchange on which our common stock is then listed or, if not so listed, on Nasdaq;

          o the registration of the common stock under the Securities Act and the Exchange Act, if required; and

          o any necessary qualification or registration under applicable state securities law or the availability of an exemption from such qualification and registration.

          If such conditions are not satisfied with respect to a holder prior to the close of business on the purchase date, we will pay the purchase price of the notes of the holder entirely in cash. See "Material United States Federal Income Tax Consequences." We may not change the form or components or percentages of components of consideration to be paid for the notes once we have given the notice that we are required to give to holders of notes, except as described in the first sentence of this paragraph.

         In connection with any purchase offer, we will, if required:

          o comply with the provisions of Rule 13e-4, Rule l4e-1 and any other tender offer rules under the Exchange Act which may then be applicable; and

          o file Schedule TO or any other required schedule under the Exchange Act.

          Payment of the purchase price for a note for which a purchase notice has been delivered and not validly withdrawn is conditioned upon delivery of the note, together with necessary endorsements, to the paying agent at any time after delivery of the purchase notice. Payment of the purchase price for the note will be made as soon as practicable but in no event more than three business days following the later of the purchase date or the time of delivery of the note.

          If the paying agent holds money or securities sufficient to pay the purchase price of the note on the business day following the purchase date in accordance with the terms of the indenture, then, immediately after the purchase date, the note will cease to be outstanding and cash interest or original issue discount on such note will cease to accrue, whether or not the note is delivered to the paying agent. Thereafter, all other rights of the holder shall terminate, other than the right to receive the purchase price upon delivery of the note.

          No notes may be purchased for cash at the option of holders if there has occurred and is continuing an event of default with respect to the notes, other than a default in the payment of the purchase price with respect to such notes.

Change in Control Permits Purchase of Notes by Selective at the Option of the Holder

          In the event of a change in control of Selective on or before September 24, 2009, each holder will have the right, at the holder's option, subject to the terms and conditions of the indenture, to require us to purchase for cash all or any portion of the holder's notes. However, the principal amount at maturity submitted for purchase by a holder must be $1,000 or an integral multiple of $1,000.

          We will be required to purchase the notes as of a date no later than 30 business days after the occurrence of such change in control at a cash price equal to the sum of the issue price plus accrued original issue discount and accrued cash interest, if any, on such note to such date of purchase.

          If prior to such date of purchase upon a change in control the notes have been converted to semiannual coupon notes following the occurrence of a tax event, we will be required to purchase the notes at a cash price equal to the restated principal amount plus accrued and unpaid interest from the date of the conversion to such date of purchase.

          Within 15 days after the occurrence of a change in control, we are obligated to mail to the trustee and to all holders of notes at their addresses shown in the register of the registrar and to beneficial owners as required by applicable law a notice regarding the change in control, which notice shall state, among other things:

          o    the events causing a change in control;

          o    the date of such change in control;

          o    the last date on which the purchase right may be exercised;

          o    the change in control purchase price;

          o    the change in control purchase date;

          o the name and address of the paying agent and the conversion agent;

          o the conversion rate and any adjustments to the conversion rate resulting from such change in control;

          o that notes with respect to which a change in control purchase notice is given by the holder may be converted only if the change in control purchase notice has been withdrawn in accordance with the terms of the indenture; and

          o    the procedures that holders must follow to exercise these rights.

          To exercise this right, the holder must deliver a written notice to the paying agent prior to the close of business on the business day prior to the change in control purchase date. The required purchase notice upon a change in control shall state:

          o the certificate numbers of the notes to be delivered by the holder;

          o the portion of the principal amount at maturity of notes to be purchased, which portion must be $1,000 or an integral multiple of $1,000; and

          o that we are to purchase such notes pursuant to the applicable provisions of the notes.

          Any such change in control purchase notice may be withdrawn by the holder by a written notice of withdrawal delivered to the paying agent prior to the close of business on the business day prior to the change in control purchase date. The notice of withdrawal shall state:

          o    the principal amount at maturity being withdrawn;

          o    the certificate numbers of the notes being withdrawn; and

          o the principal amount at maturity, if any, of the notes that remain subject to a change in control purchase notice.

          Payment of the change in control purchase price for a note for which a change in control purchase notice has been delivered and not validly withdrawn is conditioned upon delivery of the note, together with necessary endorsements, to the paying agent at any time after the delivery of such change in control purchase notice. Payment of this change in control purchase price for such note will be made promptly following the later of the change in control purchase date or the time of delivery of such note.

          If the paying agent holds money sufficient to pay the change in control purchase price of the note on the business day following the change in control purchase date in accordance with the terms of the indenture, then immediately after the change in control purchase date, cash interest or original issue discount on the note will cease to accrue, whether or not the note is delivered to the paying agent. Thereafter, all other rights of the holder shall terminate, other than the right to receive the change in control purchase price upon delivery of the note.

          Under the indenture, a "change in control" of Selective is deemed to have occurred upon the occurrence of any of the following:

          o the sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of our and our subsidiaries' assets, taken as a whole, to any person or group; or

          o the adoption of a plan relating to our liquidation or dissolution; or

          o the consummation of any transaction (including, without limitation, any merger or consolidation) the result of which is that any person or group becomes the beneficial owner, directly or indirectly, of more than 50% of the voting power of our outstanding voting stock; or

          o the first day on which more than a majority of the members of our board of directors are not continuing directors.

          "Continuing directors" means any member of our board of directors who:

          o was a member of our board of directors on the date of original issuance of the notes; or

          o was nominated for election to our board of directors with the approval of, or whose election to our board of directors was ratified by, at least a majority of the continuing directors who were members of our board of directors at the time of such nomination or election.

          The indenture does not permit our board of directors to waive our obligation to purchase notes at the option of holders in the event of a change in control.

          In connection with any purchase offer in the event of a change in control, we will:

          o comply with the provisions of Rule 13e-4, Rule 14e-1 and any other tender offer rules under the Exchange Act which may then be applicable; and

          o file Schedule TO or any other required schedule under the Exchange Act.

          The change in control purchase feature of the notes may, in certain circumstances, make more difficult or discourage a takeover of Selective. The change in control purchase feature, however, is not the result of our knowledge of any specific effort:

          o    to accumulate shares of common stock;

          o to obtain control of us by means of a merger, tender offer, solicitation or otherwise; or

          o part of a plan by management to adopt a series of anti-takeover provisions.

          Instead, the change in control purchase feature is a standard term contained in other offerings of securities similar to the notes that have been marketed by the initial purchasers. The terms of the change in control purchase feature resulted from negotiations between the initial purchasers and us.

          We could, in the future, enter into certain transactions, including certain recapitalizations, that would not constitute a change in control with respect to the change in control purchase feature of the notes but that would increase the amount of our or our subsidiaries' outstanding indebtedness.

          No notes may be purchased at the option of holders upon a change in control if there has occurred and is continuing an event of default with respect to the notes, other than a default in the payment of the change in control purchase price with respect to the notes.

Events of Default and Acceleration

          The following are events of default under the indenture:

          o default in the payment of any principal amount (including accrued original issue discount and, if the notes have been converted to semiannual coupon notes following a tax event, the restated principal amount) at maturity, redemption price, purchase price, or change in control purchase price due with respect to the notes, when the same become due and payable;

          o default in payment of any interest under the notes, which default continues for 30 days;

          o our failure to comply with any of our other agreements in the notes or the indenture upon our receipt of notice of such default from the trustee or from holders of not less than 25% in aggregate principal amount at maturity of the notes, and our failure to cure (or obtain a waiver of) such default within 60 days after we receive such notice;

          o default in the payment of principal when due or resulting in acceleration of other indebtedness of ours for borrowed money where the aggregate principal amount with respect to which the default or acceleration has occurred exceeds $10 million, and such acceleration has not been rescinded or annulled within a period of 10 days after written notice to us by the trustee or to us and the trustee by the holders of at least 25% in principal amount at maturity of the notes; or

          o certain events of bankruptcy, insolvency or reorganization affecting us.

If an event of default shall have happened and be continuing, either the trustee or the holders of not less than 25% in aggregate principal amount at maturity of the notes then outstanding may declare the issue price of the notes plus the original issue discount on the notes accrued through the date of such declaration, and any accrued and unpaid cash interest (or, if the notes have been converted to semiannual coupon notes following a tax event, the restated principal amount, plus accrued and unpaid interest) through the date of such declaration, to be immediately due and payable. In the case of certain events of bankruptcy or insolvency, the issue price of the notes plus the original issue discount accrued thereon, together with any accrued and unpaid cash interest (or, if the notes have been converted to semiannual coupon notes following a tax event, the restated principal amount, plus accrued and unpaid interest) through the occurrence of such event shall automatically become and be immediately due and payable.

Mergers and Sales of Assets

          The indenture provides that we may not consolidate with or merge into any person or convey, transfer or lease our properties and assets substantially as an entity to another person unless:

          o the resulting, surviving or transferee person is a corporation organized and existing under the laws of the United States, any state thereof or the District of Columbia, and such corporation (if other than us) assumes all our obligations under the notes and the indenture;

          o after giving effect to the transaction no event of default, and no event that, after notice or passage of time, would become an event of default, has occurred and is continuing; and

          o    other conditions described in the indenture are met.

          Upon the assumption of our obligations by such corporation in such circumstances, subject to certain exceptions, we shall be discharged from all obligations under the notes and the indenture. Although such transactions are permitted under the indenture, certain of the foregoing transactions occurring could constitute a change in control of Selective, permitting each holder to require us to purchase the notes of such holder as described above.

Optional Conversion to Semiannual Coupon Notes upon Tax Event

          From and after the date of the occurrence of a tax event we shall have the option to elect to have interest in lieu of future accrued original issue discount or cash interest accrue at 4.25% per year on a principal amount per note equal to the sum of the issue price, accrued original issue discount and accrued cash interest, if any, on such note on the date of the tax event or the date on which we exercise such option, whichever is later.

          Such interest shall accrue from the option exercise date, and shall be payable semiannually on the interest payment dates of March 24 and September 24 of each year to holders of record at the close of business on the March 9 or September 9 immediately preceding the interest payment date. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months. Interest will accrue from the most recent date to which interest, if applicable, has been paid or provided for or, if no interest is payable or has been paid or provided for, from the option exercise date. In the event that we exercise our option to pay interest in lieu of accrued original issue discount or accrued cash interest, if any, the redemption price, purchase price and change in control purchase price on the notes will be adjusted. However, there will be no change in the holder's conversion rights.

          A "tax event" means that we shall have received an opinion from independent tax counsel experienced in such matters to the effect that, on or after the date of this prospectus, as a result of

          o any amendment to, or change (including any announced prospective change) in, the laws (or any regulations thereunder) of the United States or any political subdivision or taxing authority thereof or therein; or

          o any amendment to, or change in, an interpretation or application of such laws or regulations by any legislative body, court, governmental agency or regulatory authority,

in each case which amendment or change is enacted, promulgated, issued or announced or which interpretation is issued or announced or which action is taken, on or after the date of this prospectus, there is more than an insubstantial risk that accrued original issue discount payable on the notes either:

          o    would not be deductible on a current accrual basis; or

          o    would not be deductible under any other method;

in either case in whole or in part, by us (by reason of deferral, disallowance, or otherwise) for United States federal income tax purposes.

          The Clinton administration previously proposed to change the tax law to defer the deduction of original issue discount on convertible debt instruments until the issuer pays the interest. Congress did not enact those proposed changes. It is not certain what the views of the Bush administration are on this issue and we cannot assure you that the same or a similar proposal will not be proposed and enacted.

          If a similar proposal were ever enacted and made applicable to the notes in a manner that would limit our ability to either:

          o deduct the interest, including the accrued original issue discount, payable on the notes on a current accrual basis; or

          o deduct the interest, including accrued original issue discount, payable on the notes under any other method for United States federal income tax purposes,

such enactment would result in a tax event and the terms of the notes would be subject to modification at our option as described above.

          The modification of the terms of notes by us upon a tax event as described above could possibly alter the timing of income recognition by holders of the notes with respect to the semiannual payments of interest due on the notes after the date on which we exercise our option to pay interest in lieu of accrued original issue discount or accrued cash interest, if any, on the notes.

Modification

          The trustee and we may modify or amend the indenture or the notes with the consent of the holders of not less than a majority in aggregate principal amount at maturity of the notes then outstanding. However, the consent of the holders of each outstanding note would be required to:

          o alter the manner of calculation or rate of accrual of original issue discount or interest on any note or change the time of payment;

          o make any note payable in money or securities other than that stated in the note;

          o    change the stated maturity of any note;

          o reduce the principal amount at maturity, restated principal amount, issue price, accrued original issue discount, redemption price, purchase price or change in control purchase price with respect to any note;

          o make any change that adversely affects the rights of a holder to convert any note;

          o make any change that adversely affects the right to require us to purchase a note;

          o impair the right to institute suit for the enforcement of any payment with respect to the notes or with respect to conversion of the notes; or

          o change the provisions in the indenture that relate to modifying or amending the indenture.

          Without the consent of any holder of notes, the trustee and we may enter into supplemental indentures for any of the following purposes: o to evidence a successor to us and the assumption by that successor of our obligations under the indenture and the notes;

          o to add to our covenants for the benefit of the holders of the notes or to surrender any right or power conferred upon us;

          o    to secure our obligations in respect of the notes;

          o    to cure any ambiguity or inconsistency in the indenture; or

          o to make any change that does not adversely affect the rights of any holder of the notes.

          The holders of a majority in principal amount at maturity of the outstanding notes may, on behalf of all the holders of all notes:

          o waive compliance by us with restrictive provisions of the indenture, as detailed in the indenture; or

          o waive any past default under the indenture and its consequences, except a default in the payment of the principal amount at maturity, issue price, accrued and unpaid interest, accrued original issue discount, redemption price, purchase price or change in control purchase price or obligation to deliver common stock upon conversion with respect to any note or in respect of any provision which under the indenture cannot be modified or amended without the consent of the holder of each outstanding note affected.

Discharge of the Indenture

          We may satisfy and discharge our obligations under the indenture by delivering to the trustee for cancellation all outstanding notes or by depositing with the trustee, the paying agent or the conversion agent, if applicable, after the notes have become due and payable, whether at stated maturity or any redemption date, or any purchase date, or a change in control purchase date, or upon conversion or otherwise, cash or shares of common stock (as applicable under the terms of the indenture) sufficient to pay all of the outstanding notes and paying all other sums payable under the indenture.

Calculations in Respect of Notes

          We will be responsible for making all calculations called for under the notes. These calculations include, but are not limited to, determination of the average market prices of the notes and of our common stock and amounts of contingent cash interest payments, if any, payable on the notes. We will make all these calculations in good faith and, absent manifest error, our calculations will be final and binding on holders of notes. We will provide a schedule of our calculations to the trustee, and the trustee is entitled to rely upon the accuracy of our calculations without independent verification.

Limitations of Claims in Bankruptcy

          If a bankruptcy proceeding is commenced in respect of Selective, the claim of a holder of a note is, under title 11 of the United States Code, limited to the issue price of the note plus that portion of the original issue discount, together with any unpaid cash interest or contingent cash interest, that has accrued from the date of issue to the commencement of the proceeding.

Governing Law

          The indenture and the notes are governed by, and construed in accordance with, the law of the State of New York.

Information Concerning the Trustee

          National City Bank is the trustee, registrar, paying agent and conversion agent under the indenture for the notes.

Book-Entry System

          The notes were issued in the form of global securities without coupons held in fully registered book-entry form. DTC or its nominee, Cede & Co., is the sole registered holder of the notes for all purposes under the indenture. Owners of beneficial interests in the notes represented by the global securities will hold their interests pursuant to the procedures and practices of DTC. As a result, beneficial interests in any such securities will be shown on, and may only be transferred through, records maintained by DTC and its direct and indirect participants and any such interest may not be exchanged for certificated securities, except in limited circumstances. Owners of beneficial interests must exercise any rights in respect of their interests, including any right to convert or require purchase of their interests in the notes, in accordance with the procedures and practices of DTC. Beneficial owners will not be holders and will not be entitled to any rights under the global securities or the indenture. Selective and the trustee, and any of their respective agents, may treat DTC as the sole holder and registered owner of the global securities.

Exchange of Global Securities

          Notes represented by a global security will be exchangeable for certificated securities with the same terms only if:

          o DTC is unwilling or unable to continue as depositary or if DTC ceases to be a clearing agency registered under the Exchange Act and a successor depositary is not appointed by us within 90 days;

          o we decide to discontinue use of the system of book-entry transfer through DTC (or any successor depositary); or

          o    a default under the indenture occurs and is continuing.

          DTC has advised us as follows: DTC is a limited-purpose trust company organized under the New York Banking Law, a "banking organization" within the meaning of the New York Uniform Commercial Code, and a "clearing agency" registered pursuant to the provisions of Section 17A of the Exchange Act. DTC facilitates the settlement of transactions among its participants through electronic computerized book-entry changes in participants' accounts, eliminating the need for physical movement of securities certificates. DTC's participants include securities brokers and dealers, including the initial purchasers, banks, trust companies, clearing corporations and other organizations, some of whom and/or their representatives, own DTC. Access to DTC's book-entry system is also available to others, such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly.

Registration Rights

          When we issued the notes we entered into a registration rights agreement with the initial purchasers. As required under that agreement, we have filed with the SEC, at our expense, a shelf registration statement, of which this prospectus forms a part, covering resale of the notes and the shares of our common stock issued upon conversion of the notes. Under the terms of the agreement, we have agreed to use reasonable efforts to cause the shelf registration statement to become effective within 180 days of September 18, 2002, and to keep a shelf registration statement effective until the earlier of
(1) the sale pursuant to the shelf registration statement of all the notes and the shares of common stock issuable upon conversion of the notes and (2) the expiration of the holding period applicable to such securities held by persons that are not affiliates of Selective under Rule 144(k) under the Securities Act, or any successor provision, subject to certain permitted exceptions. We are permitted to suspend the use of a prospectus that is part of a shelf registration statement under certain circumstances relating to corporate developments, public filings with the SEC and similar events for a period not to exceed 45 days in any three-month period and not to exceed an aggregate of 120 days in any 12-month period.

          We have agreed to pay predetermined liquidated damages as described herein ("liquidated damages") to holders of the notes and holders of shares of common stock issuable upon conversion of the notes if a shelf registration statement is not timely made effective or if the prospectus is unavailable for the periods in excess of those permitted above. Such liquidated damages shall accrue until such failure to file or become effective or unavailability is cured, (i) in respect of any notes, at a rate per year equal to 0.25% for the first 90 day period after the occurrence of such event and 0.5% thereafter of the applicable principal amount (as defined below) thereof and, (ii) in respect of any shares of common stock issued upon conversion at a rate per year equal to 0.25% for the first 90 day period and 0.5% thereafter of the then applicable conversion price (as defined below). So long as the failure to become effective or unavailability continues, we will pay liquidated damages in cash on March 24 and September 24 of each year to the holders of record of the notes or shares of common stock on the immediately preceding March 9 or September 9. When such registration default is cured, accrued and unpaid liquidated damages will be paid in cash to the record holder as of the date of such cure.

          A holder who sells notes and shares of common stock issued upon conversion of the notes pursuant to the shelf registration statement generally will be required to be named as a selling securityholder in the related prospectus, deliver a prospectus to purchasers and be bound by certain provisions of the registration rights agreement that are applicable to such holder, including certain indemnification provisions. We will pay all expenses of a shelf registration statement, provide to each registered holder copies of such prospectus, notify each registered holder when the shelf registration statement has become effective and take certain other actions as are required to permit, subject to the foregoing, unrestricted resales of the notes and the shares of common stock issued upon conversion of the notes.

          The term "applicable principal amount" means, as of any date of determination, with respect to each $1,000 principal amount at maturity of notes, the sum of the initial issue price of such notes plus accrued original issue discount and any accrued cash interest with respect to such notes through such date of determination or, if no notes are then outstanding, such sum calculated as if such notes were then outstanding.

          The term "applicable conversion price" means, as of any date of determination, the applicable principal amount per $1,000 principal amount at maturity of notes as of such date of determination divided by the conversion rate in effect as of such date of determination or, if no notes are then outstanding, the conversion rate that would be in effect were notes then outstanding.

          We agreed in the registration rights agreement to give notice to all holders of the filing and effectiveness of a shelf registration statement by release made to Reuters Economic Services and Bloomberg Business News or other reasonable means of distribution. A holder who sells notes or shares of common stock issued upon conversion of the notes pursuant to the shelf registration statement must complete and deliver to us a notice and questionnaire (the "questionnaire") at least five business days prior to any intended distribution of notes and our shares of common stock issuable in respect of the notes pursuant to a shelf registration statement. Holders are required to complete and

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

deliver the questionnaire prior to the effectiveness of a shelf registration statement so that such holder may be named as a selling securityholder in the related prospectus. Upon receipt of such a completed questionnaire, together with such other information as may be reasonably requested by us, from a holder following the effectiveness of a shelf registration statement, we will, as promptly as practicable, file such amendments to a shelf registration statement or supplements to a related prospectus as are necessary to permit such holder to deliver such prospectus to purchasers of notes and our shares of common stock issuable upon conversion of the notes, subject to our right to suspend the use of the prospectus as described above. Any holder that does not complete and deliver a questionnaire or provide such other information will not be named as a selling securityholder in the prospectus and therefore will not be permitted to sell the notes or our shares of common stock issuable upon conversion of the notes pursuant to the shelf registration statement.

          This summary of certain provisions of the registration rights agreement is subject to, and is qualified in its entirety by reference to, all the provisions of the registration rights agreement, a copy of which has been filed with the SEC as an exhibit to this registration statement.


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                      DESCRIPTION OF OUR OTHER INDEBTEDNESS

Convertible Subordinated Debentures

          On December 29, 1982, we issued convertible subordinated debentures in the principal amount of $25.0 million. The debentures bear interest at a rate of 8.75% per annum, which is payable on the unpaid principal semiannually on January 1 and July 1 in each year to holders of record at the close of business on the preceding December 15 and June 15, respectively. The debentures are convertible into common stock at an effective conversion price of $7.08 per share. The principal amount of the debentures, including any accrued interest, is due on January 1, 2008.

Notes Payable

          Between 1994 and 2000, we entered into two note purchase agreements with various lenders for three series of senior notes at interest rates ranging from 8.63% to 8.87%. The aggregate principal amount of these senior notes currently outstanding is $145.5 million. Each note purchase agreement contains restrictive covenants that limit our ability to declare dividends or incur additional indebtedness in excess of certain debt-to-capitalization ratios. At September 30, 2002, the amount available for dividends to stockholders under said restrictions was $166.8 million for the 8.77% senior notes and $129.1 million for the 8.63% and 8.87% senior notes. After taking into account this offering, we will be in compliance with the debt-to-capitalization ratios under all three note purchase agreements.

     The 8.63% and 8.87% senior notes

          On May 4, 2000, we entered into a $30.0 million and a $61.5 million note purchase agreement with various lenders covering the 8.63% and 8.87% senior notes, respectively.

          For the 8.63% senior notes, we are required to pay $6.0 million principal amount in each year commencing on May 4, 2003 and ending on May 4, 2007, inclusive, together with accrued interest thereon. For the 8.87% senior notes, we are required to pay $12.3 million principal amount in each year commencing on May 4, 2006 and ending on May 4, 2010, inclusive, together with accrued interest thereon. The unpaid principal amount of the 8.63% and 8.87% senior notes accrues interest and is payable semiannually on May 4 and November 4 of each year, until the principal is paid in full.

     The 8.77% senior notes

          On August 12, 1994, we entered into a $54.0 million note purchase agreement with various lenders covering the 8.77% senior notes. We are required to pay $18.0 million principal amount in each year commencing on August 1, 2003 and ending on August 1, 2005, inclusive, together with accrued interest thereon. The unpaid principal amount of the 8.77% senior notes accrues interest and is payable semiannually on February 1 and August 1 of each year, until the principal is paid in full.

Revolving Lines of Credit

          As of February 7, 2003, we had revolving lines of credit totaling $50.0 million with State Street Corporation and Wachovia Bank, National Association ($25.0 million each). As of February 7, 2003, there was no balance outstanding. Interest is determined on a LIBOR, prime rate or money market rate basis at our option.

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

                        DESCRIPTION OF OUR CAPITAL STOCK

          Our authorized capital stock consists of 180,000,000 shares of common stock, $2.00 par value per share, and 5,000,000 shares of preferred stock without par value.

Common Stock

          As of January 31, 2003, there were 26,611,431 shares of common stock outstanding, held of record by approximately 9,000 stockholders. The holders of common stock are entitled to one vote for each share held of record on all matters submitted to a vote of the stockholders. Subject to preferences that may be applicable to any outstanding shares of preferred stock, the holders of common stock are entitled to receive ratably those dividends as may be declared by the board of directors out of funds legally available therefor. In the event of a liquidation, our dissolution or winding up, holders of the common stock are entitled to share ratably in all assets remaining after payment of liabilities and the liquidation preferences of any outstanding shares of preferred stock. Holders of common stock have no preemptive rights and no right to convert their common stock into any other securities. There are no redemption or sinking fund provisions applicable to the common stock. All outstanding shares of common stock, and all shares of common stock to be issued upon the conversion of the notes and the 8.75% convertible subordinated debentures due 2008, are fully paid and nonassessable. Our common stock is quoted on Nasdaq under the symbol "SIGI."

Preferred Stock

          There are no shares of preferred stock outstanding. The board of directors has the authority, without further action by the stockholders, to issue up to 5,000,000 shares of preferred stock without par value in one or more series and to fix the preferences, rights and qualifications, limitations or restrictions thereof, including dividend rights, conversion rights, voting rights, terms of redemption, liquidation preferences, sinking fund terms and the number of shares constituting any series or the designation of the series. We believe that the board of directors' authority to set the terms of, and our ability to issue, preferred stock provides flexibility in connection with possible financing transactions in the future. The issuance of preferred stock, however, could adversely affect the voting power of holders of common stock, and the likelihood that the holders will receive dividend payments and payments upon liquidation. The issuance of preferred stock could have the effect of delaying, deferring or preventing a change in control in us. We have no present plan to issue any shares of preferred stock.

Rights Plan

          On February 2, 1999, our board of directors approved an amended and restated stockholders' rights plan. Our rights plan is designed to make it more costly and thus more difficult to gain control of us without the consent of our board of directors. The description presented below is intended as a summary only and is qualified in its entirety by reference to the rights agreement, a form of which previously has been filed with the Securities and Exchange Commission and is incorporated by reference.

          Our rights plan provides that each of our shares of common stock will have the right to purchase from us one two-hundredth of a share of Series A Junior Preferred Stock at a price of $80.00, subject to customary anti-dilution protection adjustment.

          The rights are attached to all certificates representing outstanding shares of our common stock, and no separate right certificates have been distributed. The rights will separate from the shares of our common stock approximately ten days after an announcement that a person or group has acquired 15% or more of our common stock, or commences a tender offer which would result in their acquiring more than 15% of our common stock.

          After rights separate from our common stock, certificates representing the rights will be mailed to record holders of our common stock. Once distributed, the separate right certificates alone will represent the rights.

          The rights are not exercisable until the date rights separate and will expire on February 2, 2009, unless extended or unless earlier redeemed or exchanged by us.

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

          The shares of Series A Junior Preferred Stock purchasable upon exercise of the rights are nonredeemable. Each share of Series A Junior Preferred Stock will be entitled to a minimum preferential quarterly dividend payment of $1.00 per share but will be entitled to an aggregate dividend of 100 times the dividend declared per share of our common stock. In the event of liquidation, the holders of the Series A Junior Preferred Stock will be entitled to a minimum preferential liquidation payment of $100.00 per share but will be entitled to an aggregate payment of 100 times the payment made per share of our common stock.

          Each holder of Series A Junior Preferred Stock will have one vote, and each one two-hundredth of a Series A Junior Preferred Stock will have one two-hundredths vote, voting together with the holders of our common stock.

          In the event of any merger, consolidation or other transaction in which shares of our common stock are exchanged, each Series A Junior Preferred Stock will be entitled to receive 100 times the amount received per share of our common stock. These rights are protected by customary anti-dilution provisions.

          In the event any person or group becomes an acquiring person or we are acquired in a merger, or 50% or more of our assets are sold, proper provision will be made so that each holder of a right, other than rights beneficially owned by the acquiring person (which will have become void), will thereafter have the right to receive, at a purchase price of $80.00, subject to adjustment, that number of shares of our common stock having a market value of twice the $80.00 exercise price, subject to adjustment.

          At any time after a person or group has become an acquiring person and prior to the acquisition by such person or group of 50% or more of shares of our common stock, our board of directors may exchange rights, other than the rights held by such acquiring person which would have become void, in whole or in part, for shares of our common stock at an exchange ratio of one share of our common stock, or one two-hundredth of a share of our Series A Junior Preferred Stock, per right, subject to adjustment.

          The terms of the rights may generally be amended by our board of directors without the consent of the holders of the rights.

          Until a right is exercised, the holder will have no rights as a stockholder.

          The rights should not interfere with any merger or other business combination approved by the board of directors since the rights may be redeemed by us at redemption price of $0.01 per right prior to the time that an acquiring person has acquired beneficial ownership of 15% or more of our common stock.

New Jersey Shareholders Protection Act

          The New Jersey Shareholders Protection Act provides, among other things, that a New Jersey corporation, such as Selective, may not engage in business combinations specified in the statute with a shareholder having indirect or direct beneficial ownership of 10% or more of the voting power of our outstanding stock (an interested shareholder) for a period of five years following the date on which the shareholder became an interested shareholder, unless that business combination is approved by the board of directors of the corporation before the date the shareholder became an interested shareholder. These provisions also could have the effect of depriving shareholders of an opportunity to receive a premium over the prevailing market price if a hostile takeover were attempted.

Antitakeover Provisions of Our Certificate of Incorporation

          Our restated certificate of incorporation contains certain provisions that have the effect of discouraging, delaying or preventing takeover attempts. Under the restated certificate of incorporation, the affirmative vote of the holders of at least 66 2/3% of our stock entitled to vote for the election of directors is required to approve certain "business combinations" unless any such business combination is approved by "continuing directors" or unless the holders of our common stock receive in such business combination reasonably uniform purchase terms and consideration as specified in the restated certificate of incorporation. Our restated certificate of incorporation also provides for a classified board of directors. The amendment or repeal of these provisions requires the affirmative vote of the holders of at least 66 2/3% of our stock entitled to vote for the election of directors.

Limitations on Liability and Indemnification of Officers and Directors

          Our restated certificate of incorporation provides that, to the fullest extent permitted by New Jersey law, none of our directors will be personally liable to us or to our stockholders for monetary damages for breach of any duty. The provision effectively eliminates our rights and the rights of our stockholders to recover monetary damages against a director for any breach of duty as a director. Our bylaws provide for indemnification of our officers and directors to the fullest extent permitted by applicable law.

Transfer Agent and Registrar

          EquiServe Trust Company, N.A. is the transfer agent and registrar for our common stock.

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             MATERIAL UNITED STATES FEDERAL INCOME TAX CONSEQUENCES

General

          This is a summary of certain material United States federal income tax consequences relevant to holders of the notes and, where noted, common stock issuable upon conversion or repurchase of the notes. This summary is based upon the Internal Revenue Code of 1986, as amended (the "Code"), administrative pronouncements, judicial decisions and existing and proposed Treasury regulations now in effect, all of which are subject to change (possibly with retroactive effect) or differing interpretations. The discussion below deals only with notes and common stock held as capital assets and does not purport to deal with persons in special tax situations, such as financial institutions, insurance companies, regulated investment companies, dealers in securities or currencies, partnerships or other entities classified as partnerships for United States federal income tax purposes, tax-exempt entities, persons holding notes in a tax-deferred or tax-advantaged account, persons who hold the notes whose functional currency is not the United States dollar or persons holding notes as a hedge against currency risks, as a position in a "straddle" or as part of a "hedge," "conversion" or other risk-reduction transaction for tax purposes. Persons considering the purchase of the notes should consult their own tax advisors concerning the application of the United States federal income tax laws to their particular situations as well as any consequences of the purchase, ownership and disposition of the notes or common stock arising under the laws of any state, local, foreign or other taxing jurisdiction.

          We do not address all of the tax consequences that may be relevant to a holder of notes. In particular, we do not address:

          o the United States federal income tax consequences to shareholders in, or partners or beneficiaries of, an entity that is a holder of notes or common stock;

          o the United States federal estate, gift or alternative minimum tax consequences of the purchase, ownership or disposition of notes or common stock; and

          o any state, local or foreign tax consequences of the purchase, ownership or disposition of notes or common stock.

          No statutory or judicial authority directly addresses the treatment of all aspects of the notes for United States federal income tax purposes. The Internal Revenue Service (the "IRS") has recently issued a revenue ruling with respect to instruments similar to the notes. This ruling supports certain aspects of the treatment described below. No ruling has been or is expected to be sought from the IRS with respect to the United States federal income tax consequences of the issues that are not addressed in the recently released revenue ruling. The IRS would not be precluded from taking contrary positions. As a result, no assurance can be given that the IRS will agree with all of the tax characterizations and the tax consequences described below.

          We urge prospective investors to consult their own tax advisors with respect to the tax consequences to them of the purchase, ownership and disposition of notes and common stock in light of their own particular circumstances, including the tax consequences under state, local, foreign and other tax laws and the possible effects of changes in United States federal or other tax laws.

Classification of the Notes

          We have received an opinion from our counsel, Shearman & Sterling, that the notes will be treated as indebtedness for United States federal income tax purposes and that the notes will be subject to the Treasury regulations governing contingent payment debt instruments (to which we refer as the "contingent debt regulations"). Pursuant to the terms of the indenture, we and every holder agree (in the absence of administrative pronouncement or judicial ruling to the contrary), for United States federal income tax purposes, to treat the notes as debt instruments that are subject to the contingent debt regulations and to be bound by our application of the contingent debt regulations to the notes, including generally our determination of the rate at which interest will be deemed to accrue on the notes and the related "projected payment schedule" determined by us as described below.

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

          Notwithstanding the issuance of the recent revenue ruling, the proper application of the contingent debt regulations to the notes is not entirely certain, and no assurance can be given that the IRS will not assert that the notes should be treated differently. A different treatment from that described below could affect the amount, timing, source and character of income, gain or loss with respect to an investment in the notes. In particular, a holder might be required to accrue interest income at a higher or lower rate, might not recognize income, gain or loss upon conversion of a note into common stock, and might recognize capital gain or loss upon a taxable disposition of a note. Holders should consult their tax advisors concerning the tax treatment of holding a note.

          The remainder of this discussion assumes that the notes are treated as indebtedness subject to the contingent debt regulations.

United States Holders

          For purposes of this discussion, a United States Holder is a beneficial owner of the notes or common stock who or which is:

          o a citizen or individual resident of the United States for United States federal income tax purposes;

          o a corporation, including any entity treated as a corporation for United States federal income tax purposes, created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

          o an estate if its income is subject to United States federal income taxation regardless of its source; or

          o a trust if (1) a United States court can exercise primary supervision over its administration and (2) one or more United States persons have the authority to control all of its substantial decisions.

Notwithstanding the preceding sentence, certain trusts in existence on August 20, 1996, and treated as United States persons prior to such date, may also be treated as United States Holders.

Accrual of Interest on the Notes

          Pursuant to the contingent debt regulations, United States Holders of the notes will be required to accrue interest income on the notes on a constant-yield basis, as described below, regardless of whether such holders use the cash or accrual method of tax accounting. Accordingly, United States Holders will be required to include interest in income each year in excess of the accruals on the notes for non-tax purposes and in excess of any interest payments actually received in that year.

          The contingent debt regulations provide that a United States Holder must accrue an amount of ordinary interest income, as original issue discount for United States federal income tax purposes, for each accrual period prior to and including the maturity date of the notes that equals:

               (1) the product of (i) the adjusted issue price (as defined below) of the notes as of the beginning of the accrual period and (ii) the comparable yield to maturity (as defined below) of the notes, adjusted for the length of the accrual period;

               (2)  divided by the number of days in the accrual period; and

               (3) multiplied by the number of days during the accrual period that the United States Holder held the notes.

          A note's issue price is the first price at which a substantial amount of the notes is sold to the public, excluding sales to bond houses, brokers or similar persons or organizations acting in the capacity of underwriters, placement agents or wholesalers. The adjusted issue price of a note is its issue price increased by any interest income previously accrued, determined without regard to any adjustments to interest accruals described below, and decreased by the projected amount of any payments previously made with respect to the notes.

          Shearman & Sterling, our counsel, has advised us that the term "comparable yield" means the annual yield we would pay, as of the initial issue date of the notes, on a fixed-rate, nonconvertible debt security with no contingent payments, but with terms and conditions otherwise comparable to those of the notes. Based in part on that advice, we intend to take the position that the comparable yield for the notes is 6.60%, compounded semiannually. The precise manner of calculating the comparable yield is not entirely clear.

          The contingent debt regulations require that we provide to United States Holders, solely for United States federal income tax purposes, a schedule of the projected amounts of payments (to which we refer as "projected payments") on the notes. This schedule must produce a yield to maturity that equals the comparable yield. The projected payment schedule includes estimates for certain contingent interest payments and an estimate for a payment at maturity taking into account the conversion feature. In this connection, the fair market value of any common stock (and cash, if any) received by a holder upon conversion will be treated as a contingent payment. The comparable yield and the projected payment schedule will be set forth in the indenture. United States Holders also may obtain the projected payment schedule by submitting a written request for such information to us at: Selective Insurance Group, Inc., Treasury Operations, 40 Wantage Avenue, Branchville, New Jersey 07890.

          For United States federal income tax purposes, a United States Holder must use the comparable yield and the projected payment schedule in the indenture in determining its interest accruals and the adjustments thereto (described below) in respect of the notes unless such United States Holder timely discloses and justifies the use of other estimates to the IRS. A United States Holder that determines its own comparable yield or projected payment schedule also must establish that our comparable yield or projected payment schedule is unreasonable.

          The comparable yield and the projected payment schedule are not used for any purpose other than to determine a holder's interest accruals and adjustments thereto in respect of the notes for United States federal income tax purposes. They do not constitute a projection or representation regarding the actual amounts payable on the notes or the value at any time of the common stock into which the notes may be converted.

          We may be required to make payments of liquidated damages if we do not cause to be declared effective a registration statement, as described under "Description of Notes -- Registration Rights." We intend to take the position for United States federal income tax purposes that any payments of liquidated damages should be taxable to United States Holders as additional ordinary income when received or accrued, in accordance with their method of tax accounting. Our determination is binding on holders of the notes, unless they explicitly disclose that they are taking a different position to the IRS on their tax returns for the year during which they acquire the note. The IRS could take a contrary position from that described above, which could affect the timing and character of United States Holders' income from the notes with respect to the payments of liquidated damages.

          If we do fail to cause to be declared effective a registration statement, United States Holders should consult their tax advisers concerning the appropriate tax treatment of the payment of liquidated damages with respect to the notes.

     Adjustments to Interest Accruals on the Notes

          If, during any taxable year, a United States Holder of notes receives actual payments with respect to such notes that, in the aggregate, exceed the total amount of projected payments for that taxable year, the United States Holder will incur a "net positive adjustment" under the contingent debt regulations equal to the amount of such excess. The United States Holder will treat a "net positive adjustment" as additional interest income. For this purpose, the payments in a taxable year include the fair market value of property (including common stock received upon conversion or repurchase of the notes) received in that year.

          If a United States Holder receives in a taxable year actual payments with respect to the notes that, in the aggregate, are less than the amount of projected payments for that taxable year, the United States Holder will incur a "net negative adjustment" under the contingent debt regulations equal to the amount of such deficit. This negative adjustment will (a) reduce the United States Holder's interest income on the notes for that taxable year, and (b) to the extent of any excess after the application of (a), give rise to an ordinary loss to the extent of the United States Holder's interest income on the notes during prior taxable years, reduced to the extent such interest was offset by prior net negative adjustments. Any negative adjustment in excess of the amounts described in (a) and (b) will be carried forward to offset future interest income with respect to the notes or to reduce the amount realized on a sale, exchange, conversion or retirement of the notes.

          If a United States Holder purchases notes at a discount or premium to the adjusted issue price, the discount will be treated as a positive adjustment and the premium will be treated as a negative adjustment. The United States Holder must reasonably allocate the adjustment over the remaining term of the notes by reference to the accruals of original issue discount at the comparable yield or to the projected payments. It may be reasonable to allocate the adjustment over the remaining term of the notes pro rata with the accruals of original issue discount at the comparable yield. You should consult your tax advisor regarding these allocations.

     Sale, Exchange, Conversion or Redemption of Notes

          Generally, the sale or exchange of a note or the redemption of a note for cash will result in taxable gain or loss to a United States Holder. As described above, our calculation of the projected payment schedule for the notes, which generally is binding on holders of notes, includes the receipt of stock upon conversion as a contingent payment with respect to the notes. Accordingly, we intend to treat the receipt of common stock by a United States Holder upon (a) the conversion of a note or (b) a United States Holder's exercise of a put right that we elect to pay in common stock as a payment under the contingent debt regulations. So viewed, a conversion of a note into common stock, or a repurchase where we elect to pay in common stock, also will result in taxable gain or loss to a United States Holder.

          The amount of gain or loss on a sale, exchange, conversion or redemption will be equal to the difference between (a) the amount of cash plus the fair market value of any other property received by the United States Holder, including the fair market value of any common stock received, and (b) the United States Holder's adjusted tax basis in the note.

          A United States Holder's adjusted tax basis in a note generally will be equal to the United States Holder's original purchase price for the note, increased by any interest income previously accrued by the United States Holder (determined without regard to any adjustments to interest accruals described above, other than adjustments to reflect discount or premium to the adjusted issue price, if any) and decreased by the amount of any projected payments that previously have been scheduled to be made in respect of the notes (without regard to the actual amount paid).

          Gain recognized upon a sale, exchange, conversion or redemption of a note generally will be treated as ordinary interest income; any loss will be ordinary loss to the extent of interest previously included in income, and thereafter capital loss (which will be long-term if the note is held for more than one year). The deductibility of capital losses is subject to limitations.

          A United States Holder's tax basis in common stock received upon a conversion of a note, or upon a United States Holder's exercise of a put right that we elect to pay in common stock, will equal the then current fair market value of such common stock. The United States Holder's holding period for the common stock received will commence on the day immediately following the date of conversion or repurchase.

     Constructive Dividends to Holders of Notes

          If at any time we were to make a distribution of property to our stockholders that would be taxable to the stockholders as a dividend for United States federal income tax purposes and, in accordance with the anti-dilution provisions of the notes, the conversion rate of the notes were increased, such increase might be deemed to be the payment of a taxable dividend to holders of the notes.

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

          For example, an increase in the conversion rate in the event of distributions of our evidences of indebtedness or our assets or an increase in the event of an extraordinary cash dividend generally would result in deemed dividend treatment to holders of the notes, but an increase in the event of stock dividends or the distribution of rights to subscribe for common stock generally would not.

     Dividends on Common Stock

          If we make distributions on our common stock, the distributions generally will be treated as dividends to a United States Holder of our common stock to the extent of our current or accumulated earnings and profits as of the year of distribution, then as tax-free return of capital to the extent of the United States Holder's adjusted tax basis in the common stock and thereafter as gain from the sale or exchange of that stock.

     Disposition of Common Stock

          Upon the disposition of common stock received on conversion or repurchase of a note, a United States Holder generally will recognize capital gain or loss equal to the difference between (i) the amount of cash and the fair market value of any property received upon the sale or exchange and (ii) the United States Holder's adjusted tax basis in the common stock. That capital gain or loss will be long-term if the United States Holder's holding period is more than one year. The deductibility of capital losses is subject to limitations.

Non-United States Holders

          As used herein, the term "Non-United States Holder" means a beneficial holder of a note or common stock that is, for United States federal income tax purposes:

          o an individual who is classified as a nonresident for United States federal income tax purposes;

          o    a foreign corporation; or

          o an estate or trust that is not a United States estate or trust, as described above.

     Notes

          We intend to treat payments of contingent interest made to a Non-United States Holder (other than (i) the receipt of common stock upon conversion of a note and (ii) any payment of contingent cash interest made in any period up to the floor amount (i.e., $1.95)) as subject to United States federal withholding tax. Therefore, Non-United States Holders will be subject to withholding on such payments of contingent interest at a rate of 30%, subject to reduction (a) by an applicable treaty if the Non-United States Holder provides an IRS Form W-8BEN certifying that it is entitled to such treaty benefits or (b) upon the receipt of a Form W-8ECI from a Non-United States Holder claiming that the payments are effectively connected with the conduct of a United States trade or business. A Non-United States Holder that is subject to the withholding tax should consult its own tax advisor as to whether it can obtain a refund for a portion of the withholding tax because some portion of the contingent interest represents a return of principal under the contingent debt regulations, or on some other grounds.

          All other payments on the notes made to a Non-United States Holder, including a payment in common stock pursuant to a conversion, and any gain realized on a sale or exchange of the notes (other than gain attributable to accrued contingent interest payments), will be exempt from United States income or withholding tax, provided that: (i) such Non-United States Holder does not own, actually or constructively, 10% or more of the total combined voting power of all classes of our stock entitled to vote, is not a controlled foreign corporation related, directly or indirectly, to us through stock ownership, and is not a bank receiving certain types of interest; (ii) the statement requirement set forth in section 871(b) or section 881(c) of the Code has been fulfilled with respect to the beneficial owner, as discussed below; (iii) such payments and gain are not effectively connected with the conduct by such Non-United States Holder of a trade or business in the United States; (iv) our common stock continues to be actively traded within the meaning of section 871(h)(4)(C)(v)(I) of the Code (which, for these purposes and subject to certain exceptions, includes trading on the Nasdaq National Market); and (v) we are not and have not been a United States real property holding corporation ("USRPHC"). We believe that we are not and have never been, nor do we anticipate becoming, a USRPHC. However, if a Non-United States Holder of a note were deemed to have received a constructive dividend (see "United States Holders -- Constructive Dividends to Holders of Notes" above), the Non-United States Holder generally would be subject to United States withholding tax at a 30% rate, subject to reduction by an applicable treaty, on the taxable amount of such dividend.

          The statement requirement referred to in the preceding paragraph will be fulfilled if the beneficial owner of a note certifies on IRS Form W-8BEN, under penalties of perjury, that it is not a United States person and provides its name and address or otherwise satisfies applicable documentation requirements.

     Common Stock

          Dividends paid to a Non-United States Holder of common stock generally will be subject to withholding tax at a 30% rate subject to reduction (a) by an applicable treaty if the Non-United States Holder provides an IRS Form W-8BEN certifying that it is entitled to such treaty benefits or (b) upon the receipt of a Form W-8ECI from a Non-United States Holder claiming that the payments are effectively connected with the conduct of a United States trade or business.

          A Non-United States Holder generally will not be subject to United States federal income tax on gain realized on the sale or exchange of common stock unless (a) the gain is effectively connected with the conduct of a trade or business of the Non-United States Holder, (b) in the case of a Non-United States Holder who is a nonresident alien individual, the individual is present in the United States for 183 or more days in the taxable year of the disposition and certain other conditions are met, or (c) we are or have been a USRPHC. We believe that we are not and have never been, nor do we anticipate becoming, a USRPHC.

     Income Effectively Connected with a United States Trade or Business

          If a Non-United States Holder of notes or common stock is engaged in a trade or business in the United States, and if interest on the notes, dividends on the stock, or gain realized on the sale or exchange of the notes or common stock is effectively connected with the conduct of such trade or business, the Non-United States Holder, although exempt from the withholding tax discussed in the preceding paragraphs, will generally be subject to regular United States federal income tax on interest, dividends and any gain realized on the sale or exchange (and, with respect to the notes, conversion of the notes into common stock) of the notes or common stock in the same manner as if it were a United States Holder. Such a Non-United States Holder would be required to provide to the withholding agent a properly executed IRS Form W-8ECI (or successor form) in order to claim an exemption from withholding tax. In addition, if such a Non-United States Holder is a foreign corporation, such holder may be subject to a branch profits tax equal to 30% (or such lower rate provided by an applicable treaty) of its effectively connected earnings and profits for the taxable year, subject to certain adjustments.

Backup Withholding Tax and Information Reporting

          Payments of principal, premium, if any, and interest (including original issue discount and a payment in common stock pursuant to a conversion of a note) on the notes, payments on the common stock, and the proceeds of dispositions of the notes or common stock may be subject to information reporting and United States federal backup withholding tax if the United States Holder thereof fails to supply an accurate taxpayer identification number or otherwise fails to comply with applicable United States information reporting or certification requirements. A Non-United States Holder may be subject to United States backup withholding tax on payments on the notes or common stock and the proceeds from a sale or other disposition of the notes or common stock unless the Non-United States Holder complies with certification procedures to establish that it is not a United States person. Any amounts so withheld will be allowed as a credit against a United States Holder's United States federal income tax liability and may entitle a holder to a refund, provided the required information is timely furnished to the IRS.

Tax Event

          The modification of the terms of the notes by us upon a Tax Event as described in "Description of Notes -- Optional Conversion to Semiannual Coupon Notes upon Tax Event," could possibly alter the timing of income recognition by the holders with respect to the semiannual payments of interest due after the option exercise date.

                             SELLING SECURITYHOLDERS

          The notes originally were issued by us and sold by Merrill Lynch & Co., Merrill Lynch, Pierce, Fenner & Smith Incorporated, Credit Suisse First Boston Corporation, Ferris, Baker Watts, Incorporated and Sandler O'Neill & Partners, L.P., as the initial purchasers, in transactions exempt from the registration requirements of the Securities Act of 1933 to persons reasonably believed by the initial purchasers to be qualified institutional buyers. Selling securityholders, including their transferees, pledges or donees or their successors, may from time to time offer and sell any or all of the notes and the common stock into which the notes are convertible pursuant to this prospectus. The selling securityholders may offer all, some or none of the notes and the common stock.

          The table below sets forth the name of each selling securityholder, the principal amounts of notes that may be offered by each selling securityholder under this prospectus and the number of shares of common stock into which the notes are convertible. The information is based on information provided to us by or on behalf of the selling securityholders on or prior to February 7, 2003. The selling securityholders identified below may have sold, transferred or otherwise disposed of all or a portion of their notes or common stock since the date on which they provided this information in transactions exempt from the registration requirements of the Securities Act. Information about the selling securityholders may change from time to time. Any changed information will be set forth in prospectus supplements or post-effective amendments, as required.

          Because the selling securityholders may offer all or some portion of the notes or the common stock into which the notes are convertible, we cannot estimate the amount of notes or common stock that may be held by the selling securityholders upon the completion of any sales. For information on the procedure for sales by selling securityholders, read the disclosure under the heading "Plan of Distribution" below.

                                                      Principal
                                                       Amount
                                                      of Notes                        Number of       Number of
                                                    Beneficially                      Shares of       Shares of      Percentage
                                                        Owned       Percentage of    Common Stock    Common Stock     of Common
                     Name of                         That May Be        Notes        Beneficially    That May Be        Stock
            Selling Securityholder(1)                   Sold         Outstanding       Owned(2)       Sold(3)(4)    Outstanding(5)
-------------------------------------------         ------------    -------------    ------------    ------------   --------------
  AKELA Capital Master Fund Ltd.                      11,000,000        3.61%            N/A         142,761               *
  Allstate Life Insurance                              2,000,000          *           13,200(6)       25,956               *
  Argent Classic Convertible Arbitrage Fund
  (Bermuda) Ltd.                                       2,000,000          *              N/A          25,956               *
  Argent Low Lev Convertible Arbitrage Fund Ltd.       2,000,000          *              N/A          25,956               *
  BGI Global Investors C/O Forest Investment
  Management L.L.C.                                      396,000          *              N/A           5,139               *
  BNP Paribus Equity Strategies, SNC                  20,850,000        6.84%           26,003       270,597            1.02%
  Calamos Convertible Fund - Calamos Investment
  Trust                                               13,300,000        4.36%            N/A         172,611               *
  Calamos Convertible Growth & Income Fund -
  Calamos Investment Trust                            10,900,000        3.57%            N/A         141,463               *
  Calamos Convertible Portfolio - Calamos
  Advisor Trust                                          300,000          *              N/A           3,893               *
  CC Investments LOC                                     250,000          *              N/A           3,244               *
  Chrysler Corporation Master Retirement Trust         2,595,000          *              N/A          33,678               *
  Context Convertible Arbitrage Fund, LP                 165,000          *              N/A           2,141               *
  Context Convertible Arbitrage Offshore, LP              85,000          *              N/A           1,103               *
  Cooper Neff Convertible Strategies (Cayman)
  Master Fund L.P.                                    11,189,000        3.67%            N/A         145,214               *
  Deephaven Domestic Convertible Trading Ltd.          3,250,000        1.07%            N/A          42,179              *
  Delta AIR Lines Master Trust
  (c/o Oaktree Capital Management, LLC)                  655,000          *              N/A           8,500              *
  Delta Pilots D & S Trust (c/o Oaktree

                                                      Principal
                                                       Amount
                                                      of Notes                        Number of       Number of
                                                    Beneficially                      Shares of       Shares of      Percentage
                                                        Owned       Percentage of    Common Stock    Common Stock     of Common
                     Name of                         That May Be        Notes        Beneficially    That May Be        Stock
            Selling Securityholder(1)                   Sold         Outstanding       Owned(2)       Sold(3)(4)    Outstanding(5)
-------------------------------------------         ------------    -------------    ------------    ------------   --------------
  Capital Management, LLC)                               360,000          *              N/A           4,672              *
  Forest Global Convertible Fund Series A-5            5,775,000        1.89%            N/A          74,949               *
  Forest Fulcrum Fund L.L.P.                           1,383,000          *              N/A          17,948               *
  Forest Multi-Strategy Master/Fund SPC on
  Behalf of Series F, Multi-Strategy Segregated
  Portfolio                                            2,000,000          *              N/A          25,956               *
  GDO Equity Arbitrage Master Fund                     1,000,000          *              N/A          12,978               *
  JMG Convertible Investments LP                       1,500,000          *              N/A          19,467               *
  KBC Financial Products USA Inc.                      3,000,000          *              N/A          38,934               *
  LLT Limited                                            396,000          *              N/A           5,139               *
  Lyxor Master Fund C/O Forest Investment
  Management L.L.C.                                    1,305,000          *              N/A          16,936               *
  Marathon Global Convertible Master Fund Ltd.         5,000,000        1.64%            N/A          64,891               *
  McMahan Securities Co. L.P.                         12,250,000        4.02%            N/A         158,984               *
  Merrill Lynch, Pierce Fenner and Smith Inc.          2,910,000          *              N/A          37,766               *
  MLQA Convertible Securities Arbitrage Ltd           15,000,000        4.92%            N/A         194,674               *
  Microsoft Corporation                                  935,000          *              N/A          12,134               *
  Motion Picture Industry Health Plan-Active
  Member Fund                                            170,000          *              N/A           2,206               *
  Motion Picture Industry Health Plan-Retiree
  Member Fund                                            105,000          *              N/A           1,362               *
  OCM Convertible Trust                                1,725,000          *              N/A          22,387               *
  Partner Reinsurance Company, Ltd.                      540,000          *              N/A           7,008               *
  Qwest Occupational Health Trust                        200,000          *              N/A           2,595               *
  RBC Alternative Assets LP C/O Forest
  Investment Management L.L.C.                           231,000          *              N/A           2,997               *
  Relay II Holdings C/O Forest Investment
  Management L.L.C.                                      198,000          *              N/A           2,569               *
  Sphinx Convertible Abritrage C/O Forest
  Investment Management L.L.C.                           102,000          *              N/A           1,323               *
  State Employee's Retirement Fund of the
  State of Delaware                                      715,000          *              N/A           9,279               *
  Sturgen Limited                                      2,711,000          *              N/A          35,184               *
  Sunrise Partners Limited Partnership                14,250,000        4.67%            N/A         184,940               *
  SusQuehanna Capital Group                            5,000,000        1.64%            N/A          64,891               *
  Thrivent Financial for Lutherans                     1,000,000          *              N/A          12,978               *
  UFJ Investments Asia Limited                           250,000          *              N/A           3,244               *
  Victus Capital LP                                   17,000,000        5.57%            N/A         220,631               *
  Wachovia Securities International LTD               27,000,000        8.85%            N/A         350,414           1.32%
  Zurich Institutional Benchmarks Master Fund
  Ltd.                                                   500,000          *              N/A           6,489               *
  Zurich Master Hedge Fund C/O Forest Investment
  Management L.L.C.                                      714,000          *              N/A           9,266               *
  Any other holder of notes or future
  transferee, pledgee, donee or successor of any
  holder                                            98,840,000          32.41%           N/A        1,282,775           4.82%
                                                    ------------       -------          ------      ---------          ------
  Total                                             $305,000,000       100.00%          39,203      3,958,382(7)       14.87%
                                                    ============       =======          ======      ============       ======
    _______________
    *  Less than 1%

     (1) Also includes any sale of the notes and the underlying common stock by pledgees, donees, transferees or other successors in interest that receive such securities by pledge, gift, distribution or other non-sale related transfer from the named selling securityholders. Information about other selling securityholders will be set forth in prospectus supplements or in other documents that we file from time to time with the Securities and Exchange Commission that are incorporated by reference in this prospectus, if required. See "Where You Can Find More Information."

     (2) Excludes common stock issuable upon conversion of the selling securityholder's notes.

     (3) Assumes conversion of all of the selling securityholder's notes at a conversion rate of 12.9783 per note and a cash payment in lieu of the issuance of any fractional share interest. However, this conversion rate is subject to adjustment as described under "Description of the Notes -- Conversion Rights." As a result, the number of shares of common stock issuable upon conversion of the notes may increase or decrease in the future.

     (4) Reflects rounding down of fractional common stock issuable to each selling securityholder upon conversion of the notes.

     (5) Calculated based on Rule 13d-3 of the Securities Exchange Act of 1934 using 26,611,431 shares of common stock outstanding as of January 31, 2003. In calculating this amount, we did not treat as outstanding the common stock issuable upon conversion of notes.

     (6) Consists of 9,000 shares held by Allstate Insurance Company, 3,100 shares held by Allstate Retirement Plan and 1,100 shares held by Agents Pension Plan.

     (7) Column does not add up correctly because the fractional shares to which the holders would be entitled have been disregarded.

          None of the selling securityholders listed above has, or within the past three years had, any position, office or any material relationship with us or any of our affiliates.

          To the extent that any of the selling securityholders identified above are broker-dealers, they are deemed to be, under interpretations of the Securities and Exchange Commission, "underwriters" within the meaning of the Securities Act.

          With respect to selling securityholders that are affiliates of broker-dealers, we believe that such entities acquired their notes or underlying common stock in the ordinary course of business and, at the time of the purchase of the notes or the underlying common stock, such selling securityholders had no agreements or understandings, directly or indirectly, with any person to distribute the notes or underlying common stock. To the extent that we become aware that such entities did not acquire their notes or underlying common stock in the ordinary course of business or did have such an agreement or understanding, we will file a post-effective amendment to the registration statement of which this prospectus forms a part to designate such affiliate as an "underwriter" within the meaning of the Securities Act.

          Only selling securityholders identified above who beneficially own the notes set forth opposite each such selling securityholder's name in the foregoing table on the effective date of the registration statement, of which this prospectus forms a part, may sell such securities pursuant to the registration statement. Prior to any use of this prospectus in connection with an offering of the notes or the underlying common stock by any holder not identified above, the registration statement of which this prospectus forms a part will be amended by a post-effective amendment to set forth the name and aggregate amount of notes beneficially owned by the selling securityholder intending to sell such notes or the underlying common stock and the aggregate amount of notes or the number of shares of the underlying common stock to be offered. The prospectus, which will be a part of such a post-effective amendment, will also disclose whether any selling securityholder selling in connection with such prospectus has held any position or office with, has been employed by or otherwise has had a material relationship with us during the three years prior to the date of the prospectus if such information has not been disclosed herein.

                              PLAN OF DISTRIBUTION

          The notes and the underlying common stock are being registered to permit the resale of such securities by the holders of them from time to time after the date of this prospectus. We will not receive any of the proceeds from the sale by the selling securityholders of the notes and common stock. We will bear the fees and expenses incurred in connection with our obligation to register the notes and the underlying common stock. These fees and expenses include registration and filing fees, printing and duplications expenses, fees and disbursements of our counsel, reasonable fees and disbursements of the trustee and its counsel and of the registrar and transfer agent for the common stock, and fees and disbursements of one firm of legal counsel for the securityholders. However, the selling securityholders will pay all underwriting discounts, commissions and agent's commissions, if any.

          The selling securityholders may offer and sell the notes and the common stock into which the notes are convertible from time to time in one or more transactions at fixed prices, at prevailing market prices at the time of sale, at varying prices determined at the time of sale or at negotiated prices. Such sales may be effected by a variety of methods, including the following:

          o    in market transactions;

          o    in privately negotiated transactions;

          o    through the writing of options;

          o in a block trade in which a broker-dealer will attempt to sell a block of securities as agent but may position and resell a portion of the block as principal to facilitate the transaction;

          o if we agree to it prior to the distribution, through one or more underwriters on a firm commitment or best-efforts basis;

          o    through broker-dealers, which may act as agents or principals;

          o    directly to one or more purchasers;

          o    through agents; or

          o in any combination of the above or by any other legally available means.

          In connection with the sales of the notes and the common stock into which the notes are convertible or otherwise, the selling securityholders may enter into hedging transactions with broker-dealers, which may in turn engage in short sales of the offered securities, short and deliver the notes and the common stock into which the notes are convertible to close out such short positions, or loan or pledge the notes and the common stock into which the notes are convertible to broker-dealers that in turn may sell such securities.

          If a material arrangement with any underwriter, broker, dealer or other agent is entered into for the sale of any notes and the common stock into which the notes are convertible through a secondary distribution or a purchase by a broker or dealer, or if other material changes are made in the plan of distribution of the notes and the common stock into which the notes are convertible, a prospectus supplement will be filed, if necessary, under the Securities Act disclosing the material terms and conditions of such arrangement. The underwriter or underwriters with respect to an underwritten offering of notes and the common stock into which the notes are convertible and the other material terms and conditions of the underwriting will be set forth in a prospectus supplement relating to such offering and, if an underwriting syndicate is used, the managing underwriter or underwriters will be set forth on the cover of the prospectus supplement. In connection with the sale of the notes and the common stock into which the notes are convertible, underwriters will receive compensation in the form of underwriting discounts or commissions and may also receive commissions from purchasers of notes and underlying common stock for whom they may act as agent. Underwriters may sell to or through dealers, and such dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters or commissions from the purchasers for whom they may act as agent.

          To our knowledge, there are currently no plans, arrangements or understandings between any selling securityholders and any underwriter, broker-dealer or agent regarding the sale of the notes or the underlying common stock by the selling securityholders. Selling securityholders may decide not to sell all or a portion of the notes or the underlying common stock offered by them pursuant to this prospectus or may decide not to sell notes or the underlying common stock under this prospectus. In addition, any selling securityholder may transfer, devise or give the notes or the underlying common stock by other means not described in this prospects. Any notes or underlying common stock covered by this prospectus that qualify for sale pursuant to Rule 144 or Rule 144A of the Securities Act may be sold under Rule 144 or Rule 144A rather than pursuant to this prospectus.

          The selling securityholders and any underwriters, broker-dealers or agents participating in the distribution of the notes and the common stock into which the notes are convertible may be deemed to be "underwriters" within the meaning of the Securities Act, and any profit on the sale of the notes or common stock by the selling securityholders and any commissions received by any such underwriters, broker-dealers or agents may be deemed to be underwriting commissions under the Securities Act. If the selling securityholders were deemed to be underwriters, the selling securityholders may be subject to statutory liabilities including, but not limited to, those of Sections 11, 12 and 17 of the Securities Act and Rule 10b-5 under the Exchange Act.

          The selling securityholders and any other person participating in the distribution will be subject to the applicable provisions of the Exchange Act and the rules and regulations under the Exchange Act, including, without limitation, Regulation M, which may limit the timing of purchases and sales of any of the notes and the common stock into which the notes are convertible by the selling securityholders and any other relevant person. Furthermore, Regulation M may restrict the ability of any person engaged in the distribution of the notes and the common stock into which the notes are convertible to engage in market-making activities with respect to the particular notes and the common stock into which the notes are convertible being distributed. All of the above may affect the marketability of the notes and the common stock into which the notes are convertible and the ability of any person or entity to engage in market-making activities with respect to the notes and the common stock into which the notes are convertible.

          Under the securities laws of certain states, the notes and the common stock into which the notes are convertible may be sold in those states only through registered or licensed brokers or dealers. In addition, in certain states the notes and the common stock into which the notes are convertible may not be sold unless the notes and the common stock into which the notes are convertible have been registered or qualified for sale in the state or an exemption from registration or qualification is available and complied with.

          We have agreed to indemnify the selling securityholders against certain civil liabilities, including certain liabilities arising under the Securities Act, and the selling securityholders will be entitled to contribution from us in connection with those liabilities. The selling securityholders will indemnify us against certain civil liabilities, including liabilities arising under the Securities Act, and will be entitled to contribution from the selling securityholders in connection with those liabilities.

          We are permitted to suspend the use of this prospectus under certain circumstances relating to corporate developments, public filings with the SEC and similar events for a period not to exceed 45 days in any three-month period and not to exceed an aggregate of 120 days in any 12-month period. If the duration of such suspension exceeds any of the periods above-mentioned, we have agreed to pay liquidated damages. Please refer to the section entitled "Description of Notes--Registration Rights."

                                  LEGAL MATTERS

          Certain legal matters regarding the notes and the shares of common stock issuable upon conversion thereof have been passed upon for us by Michele
N. Schumacher, Vice President, Corporate Secretary and Corporate Governance Officer of Selective.

                                     EXPERTS

          The consolidated financial statements and schedules of Selective Insurance Group, Inc. and subsidiaries as of December 31, 2001 and 2000, and for each of the years in the three-year period ended December 31, 2001, have been incorporated by reference herein in reliance upon the reports of KPMG LLP, independent accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.